Exhibit 10.1

Dated 30 April 2005

VIA NET.WORKS, INC.

and

VIA NET.WORKS HOLDCO, INC.

and

VIA NET.WORKS NY CORP, INC.

and

CLARANET GROUP LIMITED

and

CLARA.NET HOLDINGS LIMITED

SALE AND PURCHASE AGREEMENT

relating to the operating subsidiaries and certain assets and liabilities of VIA NET.WORKS, Inc. and
VIA NET.WORKS Holdco, Inc.

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone +44 (20) 7456 2000

Facsimile +44 (20) 7456 2222

Ref JAGI

Sale and Purchase Agreement

This Agreement is made on 30 April 2005

between:

(1)                              VIA NET.WORKS, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“VIA Inc” or the “Seller”);

(2)                              VIA NET.WORKS Holdco, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“Holdco”);

(3)                              VIA NET.WORKS NY Corp, Inc., a company incorporated in New York, the United States, whose registered office is at 80 State Street, Albany NY1227-2543 (together with VIA Inc and Holdco, the “Sellers” or the “Relevant Sellers”);

(4)                              Claranet Group Limited, a company incorporated in England and Wales whose registered office is at 21 Southampton Row, London WC1B 5HA (the “Purchaser”); and

(5)                              Clara.net Holdings Limited, a company incorporated in Jersey whose registered office is at c/o Professional Trust Company Limited, PO Box 274, 36 Hilgrove Street, St Helier, Jersey JE4 8TR (“Clara.net Holdings” and, together with the Purchaser, the “Purchasers” or the “Relevant Purchasers”).

Whereas:

(A)                           The Relevant Sellers have agreed to sell the Group (as defined below) and to assume the obligations imposed on the Relevant Sellers under this Agreement.

(B)                             The Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context expressly otherwise requires, the provisions in this Clause 1 apply:

1.1                            Definitions

“Accounts Date” means 31 December 2004;

“Agreed Cashflow” means the sum of the amount of Cashflow expressly provided for in the Working Capital Projections, being EUR 604,000 if the Pre-Closing Cut-Off Date is 31 May 2005, EUR 893,000 if the Pre-Closing Cut-Off Date is 30 June 2005, EUR 1,894,000 if the Pre-Closing Cut-Off Date is 31 July 2005 and EUR 2,474,000 if the Pre-Closing Cut-Off Date is 31 August 2005;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between VIA Inc and the Purchaser and signed for identification by the Sellers’ Lawyers and the Purchasers’ Lawyers with such alterations as may be agreed in writing between VIA Inc and the Purchaser from time to time;

“Assumed Liabilities” means the liabilities of the Relevant Sellers (other than the Excluded Liabilities) to be assumed by the Relevant Purchasers under or pursuant to Clause 2.3.2 and “Assumed Liability” means any one of them;

“Back Stop Date” means 9 September 2005;

“Benchmark Date” means the date of this Agreement;

“Business Assets” means all the property, rights and assets (including the Sellers’ Computer Systems) agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London or Amsterdam;

“Business Intellectual Property” means all rights and interests of the Sellers in Intellectual Property which, at or immediately before Closing, is used or capable of use in the business of the Group, including the Registered Intellectual Property details of which are set out in the document entitled “Business Intellectual Property” contained in the Data Room;

“Cashflow” means the sum of any of the following to the extent they occur between the Benchmark Date and the Closing Date (inclusive):

(i)                                 the aggregate amount of any dividend, or distribution declared, paid or made by a Group Company other than to another Group Company (expressed as a negative number); and

(ii)                              the aggregate amount of any redemption or purchase of shares or return of capital by a Group Company other than to another Group Company (expressed as a negative number); and

(iii)                           the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any member of the VIA Group (including, without limitation, management fees and any payment of interest) by any Group Company (expressed as a negative number); and

(iv)                          the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any Group Company (including, without limitation, management fees and any payment of interest) by any member of the VIA Group (expressed as a positive number); and

(v)                             any payment or incurrence by a Group Company of any third party costs and expenses in connection with the proposed sale of the Companies to the extent that the same have not been refunded to the relevant Group Company by the Sellers or their agents prior to Closing (expressed as a negative number); and

(vi)                          any payment or incurrence by a Group Company of any material third party costs and expenses that should properly have been for the account of the VIA Group in connection with any litigation or potential litigation to the extent that the same have not been refunded to the relevant Group Company by the Sellers or their agents prior to Closing (expressed as a negative number); and

(vii)                       any indemnity or other contingent liability or obligation granted or assumed, other than pursuant to this Agreement, by a Group Company in connection with the proposed sale of the Companies (expressed as a negative number).

“Cashflow Adjustment Amount” means the amount of Agreed Cashflow minus the amount of Identified Cashflow provided that if the amount of Identified Cashflow is greater than the amount of Agreed Cashflow then the Cashflow Adjustment Amount shall be deemed to be zero;

“Charged Asset” means any asset subject to an Encumbrance created pursuant to a Security Document;

“Claims” means all rights and claims of the Sellers arising at any time whether before or after Closing primarily in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Closing” means the completion of the sale of the Group pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;

“Closing Date” means the date on which such Closing takes place pursuant to Clause 6;

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2 and “Company” means any one of them;

“Competing Proposals” means a proposal made by a Third Party to either of the Sellers pursuant to which such Third Party will acquire equity or any material assets, or provide debt or equity funding to, either of the Sellers or any Group Company. For the avoidance of doubt, “Competing Proposal” shall not include the (i) disposal of any assets of either of the Sellers or any Group Company to the extent that such disposal is proposed by or otherwise agreed to in writing by Purchaser, pursuant to a Restructuring Action or otherwise, or (ii) the issuance of any equity shares representing less than 25 per cent of the entire issued equity share capital of VIA Inc;

“Computer Systems” means all computer systems, communications systems, hardware and software used by a Group Company and/or either of the Sellers, as appropriate;

“Confidentiality Agreement” means the confidentiality agreement dated 31 January 2005 between VIA Inc and Clara.net Limited pursuant to which VIA Inc made available to the Purchasers certain confidential information relating to the Group;

“Consolidated Accounts “ means the consolidated audited accounts of the VIA Group and the Group Companies taken as a whole, each comprising a balance sheet and a profit and loss account for the twelve month period ended on the Accounts Date;

“Contracts” means the Licence Agreements and all contracts, undertakings, arrangements and agreements listed in Schedule 3 and contained in the Data Room under “Contracts” in the folder entitled “VIA Inc”, and “Contract” means any of them;

“Customer Premises Equipment” means equipment required by a customer for the provision of services to that customer and which is not located at the premises of a Group Company;

“Data Room” means the data room containing documents and information relating to the Group made available by the Sellers at the website communicated by the Sellers to the

Purchasers on a CD ROM, the contents of which are listed in Appendix B to the Disclosure Letter;

“Deposit” means the amount of $3,000,000 paid to VIA Inc by the Purchaser pursuant to paragraph 4 of the Letter of Intent;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchasers disclosing:

(i)                                 information constituting exceptions to the Warranties; and

(ii)                              details of other matters referred to in this Agreement;

“Employee” means all employees of the Group Companies and all Relevant Employees who are or will be employed by a Group Company immediately prior to the Closing Date (other than any specifically excluded by agreement with the Purchaser);

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Excluded Liabilities” means the liabilities referred to in Clause 2.3.3;

“Facility Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof pursuant to which Clara.net Holdings will provide VIA Inc with a working capital facility;

“Finance Documents” has the meaning given to it in the Facility Agreement;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                              moneys borrowed;

(b)                             any amount raised by acceptance under any acceptance credit facility;

(c)                              any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                             the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant accounting standard in the jurisdiction of the relevant Group Company, be treated as a finance or capital lease;

(e)                              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                             any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                             shares which are expressed to be redeemable;

(i)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                 the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Finance Leasing Arrangement” means any arrangement or transaction pursuant to which a Group Company:

(a)                              sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Group Company;

(b)                             sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)                              agrees that money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, save in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(d)                             enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

“Goodwill” means the goodwill of the Sellers in relation to the business of the Group as at Closing;

“Group” means the Group Companies and the VIA Operations, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Intellectual Property” means all rights and interests held by the Group Companies in Intellectual Property as at the date of Closing (whether as owner or licensee);

“Identified Cashflow” means the aggregate amount of any Cashflow between the Benchmark Date and the Pre-Closing Cut-Off Date which has been notified to the Purchaser pursuant to Clause 6.4.1;

“Insolvency Proceedings” means:

(a)                              any statutory procedure involving a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company or any member of the VIA Group;

(b)                             a composition, assignment or arrangement with the majority by value of its unsecured creditors of any Group Company or any member of the VIA Group;

(c)                              the appointment of a custodian, liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Company or any of its assets of any Group Company or any member of the VIA Group;

(d)                             the enforcement of any Security over any assets of any Group Company or any member of the VIA Group and which if not discharged within 10 Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole;

(e)                              the expropriation, attachment, sequestration, distress or execution which affects any asset or assets of a Group Company or any member of the VIA Group and which is not discharged within 10 Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole; or

(f)                                any resolution by the directors of any Group Company or member of the VIA Group or any application or petition to a court in respect of any of the processes or events listed in paragraphs (a) to (e) above, or any analogous statutory procedure or enforcement step in any jurisdiction,

BUT EXCLUDING any step taken by a third party that:

(i)                                 does not actually result in one of the processes or events described in paragraphs (a) to (e) above being commenced or occurring in respect of that Group Company or member of the VIA Group and is dismissed or withdrawn within 10 Business Days of presentation; and

(ii)                              is made in respect of a debt with a value purported (by the third party) to be less than $500,000.

“Intellectual Property” means trade marks, domain names, get-up, logos, patents, design rights, copyrights (including copyrights in software), database rights, Know-how and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, in relation to dividends, management fees and inter-company trading balances) owed by a Group Company to a member of the VIA Group as at the close of business on the Closing Date;

“Intra-Group Receivables” means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, in relation to management fees and inter-company trading balances) owed by a member of the VIA Group to a Group Company as at the close of business on the Closing Date;

“Know-how” means confidential and/or proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Letter of Intent” means the letter agreement relating to the subject matter of this Agreement signed by VIA Inc and the Purchaser and dated 10 April 2005;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“Licence Agreements” means those Intellectual Property licence agreements listed in the document entitled “Contracts” contained in the “VIA Inc” folder in the Data Room and copies of which are included in the Data Room;

“Local Transfer Document” has the meaning given to it in Clause 2.5.1;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands but excluding consequential, incidental, special or punitive damages including loss of profits or revenues;

“Material Contracts” means contracts to which the Sellers or a Group Company is a party and which account for, in the case of customers, in excess of $150,000 of revenue per annum and, in the case of suppliers, in excess of $100,000;

“Material Group IP” means such of the Group Intellectual Property as is material to the business of the Group;

“Moveable Assets” means all existing applications and/or systems used in the operations of the Group Companies immediately prior to Closing, including all IT, communications, network management, back office and financial software applications or systems (Inovaware, Coda, etc.) and network management systems;

“NASDAQ” means the NASDAQ Stock Market Inc.;

“Net Deposit Amount” means the amount of the Deposit minus £1,000,000;

“Permitted Application” means, in respect of any funds advanced to either of the Sellers by Clara.net Holdings under the Facility Agreement, the application of such funds in accordance with the Cash Requests (as defined in the Facility Agreement) accompanying the Utilisation Request (as defined in the Facility Agreement) pursuant to which such funds were advanced by Clara.net Holdings;

“Permitted Disposal” means any sale, lease, transfer or disposal of an asset (other than a Charged Asset, any of the Shares or any of the Business Assets) of a Group Company:

(a)                              made in the ordinary course of trading on arm’s length terms where the higher of the market value of or the consideration receivable for the asset, exclusive of VAT, is not greater than $100,000; or

(b)                             comprising customer contracts of a revenue nature in the ordinary course of business;

“Permitted Encumbrance” means:

(a)                              any lien arising by operation of law and in the ordinary course of trading; or

(b)                             any Encumbrance in existence as at the date of this Agreement or coming into existence pursuant to an agreement existing as of the date of this Agreement; or

(c)                              any Encumbrance created pursuant to the Finance Documents;

“Pre-Closing Cut-Off Date” means the last day of the calendar month prior to the calendar month in which Closing takes place;

“Properties” means the leasehold properties, listed in the document entitled “Real Property Leasehold Interest Summary Relating to Office and Datacentres” contained in the Data Room, and “Property” means any one of them;

“Purchase Price” has the meaning set out in Clause 3.1;

“Purchasers’ Group” means Clara.net Holdings and its subsidiaries from time to time, including, if applicable, any Group Companies;

“Purchasers’ Lawyers” means Linklaters of One Silk Street, London EC2Y 8HQ;

“Registered Intellectual Property” means Intellectual Property which is registered or the subject of an application for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world;

“Relevant Employees” means those employees listed in the document entitled “Relevant Employees” contained in the Data Room;

“Relevant Purchasers’ Warranties” has the meaning given to it in Clause 8.5;

“Restructuring Action” means an action to restructure the business of any Group Company or the VIA Operations which restructuring is carried out prior to Closing by agreement between VIA Inc and the Purchaser;

“SEC” has the meaning given to it in Clause 4.2;

“Security” has the meaning given to it in the Facility Agreement;

“Security Document” has the meaning given to it in the Facility Agreement;

“Sellers’ Lawyers” means Hogan & Hartson of One Angel Court, London EC2R 7HJ;

“Senior Employee” means any Employee employed or engaged in relation to the Group on an annual salary (on the basis of full-time employment) in excess of €100,000 or local equivalent;

“Shares” means the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Solus Accounts” means the audited accounts of PSINet Germany GmbH, VIA NET.WORKS France S.A., VIA NET.WORKS España SL, VIA France Network Holding SAS and VIA NET.WORKS UK Holding Limited comprising a balance sheet and a profit and loss account for the twelve month period ended on 31 December 2003;

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 together with any other subsidiaries of the Companies and “Subsidiary” means any one of them;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Taxation Benefit” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Party” means persons other than the Purchasers or any member of the Purchasers’ Group;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Relevant Purchasers or a Group Company of any of the Contracts and “Third Party Consent” means any one of them;

“UK Sale Agreement” means the sale and purchase agreement between Claranet Limited, CLARA.NET Holdings Limited, VIA NET.WORKS Europe Holding B.V. and VIA Inc dated 28 September 2004;

“Unidentified Cashflow” means Cashflow which is not Identified Cashflow;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales;

“VIA Inc Board” means the board of directors of VIA Inc;

“VIA Group “ means VIA Inc and its subsidiaries from time to time excluding the Group Companies;

“VIA Operations” means the activities carried on by the Sellers in relation to or in connection with the business of the Group Companies and being sold under this Agreement pursuant to Clause 2.3 and the Local Transfer Documents;

“VIA Shareholders” means the holders of VIA Inc’s common stock from time to time;

“Warranties” means the warranties given by the Sellers pursuant to Clause 8 and Schedule 7 and “Warranty” means any one of them; and

“Working Capital Projections” means the working capital projections set out in Schedule 8 or as otherwise agreed in writing between the parties from time to time.

1.2                            Shares

References to shares shall include, where relevant, quotas.

1.3                            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                            References to persons and companies

References to:

1.4.1                 a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                 a company include any company, corporation or any body corporate, wherever incorporated.

1.5                            References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1                 holds a majority of the voting rights in it;

1.5.2                 is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3                 is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4                 has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6                            Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7                            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                            Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                                 for the purposes of Clause 5.1 (The Sellers’ Obligations in Relation to the Conduct of the Group), the date of this Agreement;

(ii)                              for the purposes of Clause 9 (Limitation of Sellers’ Liability), the date a claim is made in accordance with Clause 9.1; and

(iii)                           for the purposes of Schedule 7 (Warranties given under Clause 8.1), the date at which the relevant Warranty is expressed to be true and accurate.

1.9                            Rights of the Seller and the Purchaser

1.9.1                   The Seller and the Relevant Sellers agree that where any right is given to a Seller under this Agreement, such right shall be exercisable exclusively by VIA Inc and any such exercise shall be binding on the Relevant Sellers.

1.9.2                   The Purchaser and the Relevant Purchasers agree that where any right is given to a Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser and any such exercise shall be binding on the Relevant Purchasers.

1.10                     Joint and Several Liability

1.10.1            The obligations of the Sellers under this Agreement shall be joint and several.

1.10.2            The obligations of the Purchasers under this Agreement shall be joint and several.

2                                      Agreement to Sell the Group

2.1                            Sale and Purchase of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1                   the Relevant Sellers (each as to the Shares or VIA Operations set out against its name in Schedule 1) agree to sell, and

2.1.2                   the Relevant Purchasers agree (each as to the Shares or VIA Operations set out against its name in Schedule 1) to purchase,

the whole of the Group as a going concern.

2.2                            Sale of the Shares

2.2.1                   The Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at the date of this Agreement (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2                   The Relevant Sellers shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.3                            Sale of the VIA Operations

2.3.1                   There shall be as the Purchaser may elect: (a) transferred to such Group Company with effect from Closing or (b) included in the sale of the VIA Operations under this Agreement or, where relevant, the Local Transfer Documents, which shall be sold free from Encumbrances except for Permitted Encumbrances:

(i)                                the Business Intellectual Property;

(ii)                             the Goodwill;

(iii)                          the Moveable Assets;

(iv)                         the rights of the Sellers arising under the Contracts (on the terms set out in Schedule 3);

(v)                            the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims;

(vi)                         the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim under an insurance policy to the extent such claim relates exclusively to any Business Asset or Assumed Liability.

2.3.2                   Subject to Clause 2.3.3, with effect from Closing the Relevant Sellers agree to transfer (to the extent they are able so to do) and the Relevant Purchaser or such Group Company as the Relevant Purchasers may elect, agrees to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Liabilities incurred by the Relevant Sellers in relation to the Relevant Employees (in accordance with and subject to the provisions of Schedule 4) and the Contracts. The Relevant Sellers agree with the Relevant Purchasers that such Liabilities shall be transferred to and assumed by the Relevant Purchasers or a member of the Purchasers’ Group (including the Group Companies) so that the Relevant Purchasers shall have such Liabilities (so far as the same can be lawfully transferred) and so that the Relevant Purchasers or the Group Company, as the case may be, shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including, without limitation, rights of set-off and counterclaim) as the Relevant Sellers enjoyed.

2.3.3                   Clause 2.3.2 shall not apply to, and the Relevant Purchasers shall not be obliged to, and the Relevant Sellers shall procure that no Group Company shall, accept the transfer of and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)                                any Liability of the Relevant Sellers or the VIA Group falling due for performance, or which should have been performed, prior to Closing; and

(ii)                             any Liability of the Relevant Sellers or the VIA Group except for the Liabilities referred to in Clause 2.3.2.

2.4                            Relevant Employees

The provisions of Schedule 4 shall apply in respect of the Relevant Employees.

2.5                            Local Transfer Documents

2.5.1                   On Closing, the Relevant Sellers and the Relevant Purchasers shall execute such agreements, transfers, conveyances and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer of (i) the Shares and (ii) the VIA Operations on Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”).

2.5.2                   To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)                                the provisions of this Agreement shall prevail; and

(ii)                             so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Sellers against all Losses suffered by the Relevant Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.5.3                   No Seller shall bring any claim against the Relevant Purchasers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

2.5.4                   No Purchaser shall bring any claim against the Relevant Sellers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

3                                      Consideration

3.1                            Amount

The aggregate consideration for the purchase of the Group under this Agreement and the Local Transfer Documents shall be an amount in cash equal to the aggregate of:

(i)                                   $26,400,000;

minus

(ii)                                the Cashflow Adjustment Amount

(such aggregate amount being the “Purchase Price”).

3.2                            Allocation of Purchase Price

The parties shall co-operate in good faith prior to Closing to allocate the consideration between the companies and Business Assets being acquired with a view to ensuring that such allocation is made in a mutually beneficial manner.

3.3                            VAT

The Seller and Purchaser agree that the Purchase Price is exclusive of VAT. If any VAT is found to be chargeable in respect of this Agreement, it shall be payable in addition to the Purchase Price, against delivery of a valid VAT invoice (or equivalent, if any), where appropriate, in respect of which the provisions of Schedule 5 shall apply.

3.4                            Reduction of the Purchase Price

3.4.1                   If any payment is made by the Relevant Sellers to the Relevant Purchasers in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under this Agreement, the payment shall be made by way of adjustment of the consideration paid by the Relevant Purchasers for the particular category of Business Asset or Shares (if any) to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.4.2                   If:

(i)                                the payment and/or claim relates to more than one category of Business Asset or Shares, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2; or

(ii)                             the payment and/or claim relates to no particular category of Business Asset or Shares, it shall be allocated rateably to all Business Assets and Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4                                      Conditions

4.1                            Conditions Precedent

The agreement to purchase and sell the Group contained in Clause 2.1 is conditional upon the approval of the VIA Stockholders in accordance with s271 of the Delaware General Corporation Law.

4.2                            Responsibility for Satisfaction

VIA Inc shall use its reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible and shall as soon as reasonably practical following the date of this Agreement file requisite proxy materials with the US Securities and Exchange Commission (“SEC”) and proceed to a vote of VIA Shareholders, such vote to take place no later than 31 August 2005 and, subject to the provisions of Clause 5.6, VIA Inc Board’s recommendation that VIA Shareholders approve the transactions contemplated by this Agreement shall be included in the materials sent to VIA Shareholders in relation to such vote. The Purchaser shall provide a reasonable level of cooperation to VIA Inc in connection with the preparation of the proxy statement and shall provide the Seller with such information as it may reasonably request from time to time.

4.3                            Non-Satisfaction/Waiver

4.3.1                   VIA Inc shall give notice to the Purchaser of the satisfaction of the condition in Clause 4.1 within one Business Day of becoming aware of the same.

4.3.2                   VIA Inc may at any time, to the extent permitted by law, waive in whole or in part and conditionally or unconditionally the condition set out in Clause 4.1 by notice in writing to the Purchaser.

4.3.3                   If the condition in Clause 4.1 is not satisfied or waived on or before the Back Stop Date, save as expressly provided, this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the obligation contained in Clause 4.2, provided that the terms of Clause 5.5.2 shall apply and the amounts referred to in Clauses 5.5.2 (x), (y) and (z) shall become payable to the Purchasers.

5                                      Pre-Closing

5.1                            The Sellers’ Obligations in Relation to the Conduct of the Group

Except (i) as may be required by law, (ii) as may be required by any securities exchange or regulatory or governmental body to which either of the Sellers or any Group Company is subject (including without limitation, Euronext, the SEC or NASDAQ), or (iii) as may be required under this Agreement, or, in the case of sub-clauses 5.1.1, 5.1.4(i), 5.1.4(ii),

5.1.4(iii) and 5.1.4(vii) consistent with the Working Capital Projections between the date of this Agreement and Closing, in relation to the Group, the Sellers and the Group Companies:

5.1.1                   shall carry on the business of the Group as a going concern in the ordinary and usual course as carried on since 1 January 2005;

5.1.2                   shall carry on the business of the Group consistent with the Working Capital Projections, save in so far as agreed in writing by the Purchaser;

5.1.3                   shall maintain in force all existing insurance policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and the Sellers; and

5.1.4                   without prejudice to the generality of Clause 5.1.1, shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld delayed or conditioned) do any of the following in relation to any of the Group Companies or the VIA Operations:

(i)                                enter into any agreement or incur any commitment involving any capital expenditure in excess of $50,000 per item and $1,000,000 in aggregate save in respect of agreements of a revenue nature, in which case no such limit or consent shall apply, in each case exclusive of VAT;

(ii)                             enter into or amend any agreement or commitment (save in respect of agreements of a revenue nature) (a) which is not capable of being terminated without compensation at any time with three months’ notice or less or that is not in the ordinary and usual course of business and (b) which involves or may involve total annual expenditure in excess of $100,000 per agreement or commitment and $1,000,000 in the aggregate, exclusive of VAT;

(iii)                          enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset (including any present or future revenues and rights of every description), other than a Permitted Disposal;

(iv)                         create any Encumbrance over any of its assets except for a Permitted Encumbrance;

(v)                            enter into any new Finance Leasing Arrangement;

(vi)                         make any loan, or provide any form of credit or financial accommodation, to any other person other than in the ordinary course of the business of the relevant Group Company;

(vii)                      other than the late or non-payment of monies owing to the extent consistent with the practice adopted by the Group since 1 January 2005 breach any of its material contractual or other obligations with a person other than another Group Company;

(viii)                   acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(ix)                           incur or assume any Financial Indebtedness other than pursuant to the Facility Agreement or equipment leases entered into prior to the date of this Agreement;

(x)                              create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company;

(xi)                           repay, redeem or repurchase any share capital of any Group Company;

(xii)                        declare, make or pay any dividend or other distribution to shareholders;

(xiii)                     make any application of funds advanced to it directly or indirectly by Clara.net Holdings under the Facility Agreement other than a Permitted Application;

(xiv)                    save as required by law:

(a)                        make any amendment to the terms and conditions of employment (including, without limitation, remuneration and pension entitlements and other benefits) of any Senior Employee;

(b)                       provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants otherwise than in the ordinary course of business;

(c)                        other than in the case of gross misconduct, dismiss, remove or redeploy any Senior Employee; or

(d)                       engage or appoint any additional Senior Employee;

(xv)                       save as expressly provided by the Facility Agreement, enter into any guarantee, indemnity or other agreement to secure any obligation of a third party other than on arm’s length terms or in the ordinary and usual course of business of that Group Company; and

(xvi)                    make any change to its accounting practices or policies (except as required by generally accepted accounting principles) or amend its constitutional documents;

(xvii)                 take any step or commit any act which might materially affect the adequacy and sufficiency of the Group’s Computer Systems;

5.1.5                   shall comply with the provisions of Schedule 4, paragraph 1.

5.2                            Sellers’ notification requirements

From the date of this Agreement until Closing, the Seller shall notify the Purchaser forthwith upon becoming aware that any of the following has occurred, is reasonably likely to occur or has been threatened in writing:

5.2.1                   any actual or potential claim or proceeding against either of the Sellers or any Group Company in excess of $50,000, which had not been disclosed in the Data Room on or before 7 April 2005:

5.2.2                   any material deviation in the cash flows of any Group Company from the Working Capital Projections, a material deviation for these purposes shall be deemed to be a deviation in cash flow of the relevant Group Company in any monthly period exceeding 20 per cent.;

5.2.3                   any cancellation (or non-renewal) of any customer contract of a Group Company exceeding an annual value of $50,000, which cancellation (or non-renewal) occurs on or after 7 April 2005;

5.2.4                   any Insolvency Proceedings occur in respect of either of the Sellers or any Group Company;

5.2.5                   a material breach of any undertaking set out in Clause 5.1; and

5.2.6                   the occurrence of any fact or matter which would have resulted in a material breach of any Warranty had the fact or matter been known to Matt Nydell, Ray Walsh or Joe Correia at the Benchmark Date.

5.3                            The Sellers’ obligations in relation to inter-company financing

5.3.1                   The Sellers undertake that, between the date of this Agreement and Closing, they will:

(i)                                procure that there is no Cashflow in relation to any Group Company other than as set out in the accounting books and records of the relevant Group Company or by such other means to which the Purchaser has consented in advance, such consent to be in writing and not to be unreasonably withheld or delayed or conditioned;

(ii)                             within five Business Days of the first day of each calendar month until Closing notify the Purchaser of the aggregate amount of any Cashflow, together with such details of the individual items of Cashflow as the Purchaser may reasonably request, which has occurred between the date of this Agreement and the close of business on the Friday prior to the relevant notification; and

(iii)                          within five Business Days of the first day of each calendar month until Closing provide to the Purchaser a schedule of all creditor and debtor balances of each Group Company, together with ageing analysis.

5.4                            Other Sellers’ Obligations Prior to Closing

5.4.1                   Without prejudice to the generality of Clause 5.1, prior to Closing the Sellers shall, and shall procure that the relevant Group Companies shall allow the Purchaser and its agents and advisers, upon reasonable prior notice, reasonable access during customary business hours and accompanied by a representative of one of the Sellers, if the Sellers may reasonably require, to each Employee and to each Property, and to take at the Purchaser’s expense, copies of, the books, records and documents of or relating in whole or in part to the Group.

5.4.2                   The Sellers shall procure that the share capital of VIA NET.WORKS Portugal - Tecnologies Da Informação, S.A. is cancelled and reissued in the form of 117 bonds of 1,000 shares €5 each to VIA NET.WORKS Europe Holding B.V. as soon practicable and in any event prior to Closing.

5.4.3                   The Sellers undertake to use all reasonable endeavours to procure that the appointment of Fred Seibl as managing director of PSINet Datacenter Germany GmbH in place of Eduard Seligmann-Schürch is effected and recorded with the relevant commercial registry as soon as practicable.

5.4.4                   The Sellers undertake to use their reasonable endeavours to procure that the lease for the Schipol Netherlands headquarters is novated from VIA NET.WORKS. Nederland B.V. (“VIA Nederland”) to a member of the VIA Group prior to Closing and that VIA Nederland is released from all Liabilities in respect of such lease. To the extent such novation is not completed prior to Closing, on Closing the Purchaser shall pay into an escrow account held by the Purchasers’ Lawyers and the Sellers’ Lawyers, as part of the Payment on Closing pursuant to 6.3.1, an amount equal to all Liabilities accruing to the expiry of such lease less amounts currently held in a blocked account by VIA Nederland as security for the lease (“Schipol Deposit”) (the “Schipol Escrow Amount”), on terms that the amount paid into the Schipol Escrow Account shall be applied in making any payments due to the Relevant Purchasers or Group Companies pursuant to Clause 7.2(iii) and, subject to any such payments having been satisfied in full, the balance shall be released to VIA Inc upon the novation of such lease becoming effective and VIA Nederland being released from all Liabilities in respect of such lease. Upon payment of such balance to VIA Inc, the Relevant Purchasers shall procure that they shall cause VIA Nederland, or should VIA Nederland be incapable of doing so, a Relevant Purchaser, to pay the amount of the Schipol Deposit.

5.4.5                   The Sellers undertake to pay, or procure that the Group Companies pay, prior to or at the Closing Date all Employee bonuses due in respect of 2004, including all Taxation in relation thereto or, to the extent that such payments are not made on or prior to Closing, the provisions of Clause 6.3.1(v) shall apply.

5.4.6                   The Sellers shall deliver to the Purchaser within 5 Business Days of the last day of each calendar month a report of historic cash flow for the Group Companies and the Sellers for that month, in the same format and with the same level of detail as the Working Capital Projections, and, at the reasonable request of the Purchasers, such additional information or explanation in respect of the report as the Sellers are reasonably able to provide.

5.5                            Termination and Deposit

5.5.1                   The Purchaser shall be entitled, prior to Closing, by notice in writing to the Seller, to terminate this Agreement (other than Clauses 1, 5.5.2, 5.5.3, 11 and 12.2 to 12.15) in the event of:

(i)                                any actual or pending claims or proceedings against any of the Sellers or any Group Company in excess of $50,000, which had not been disclosed in the Data Room on or before 7 April 2005, and which exceed $1,000,000 in the aggregate;

(ii)                             any increase in cash outflow of the VIA Group and the Group Companies taken as a whole measured over the period from 1 May 2005 to the end of the most recently completed calendar month as compared to the Working Capital Projections for the equivalent period exceeding $1,250,000;

(iii)                          during any period commencing on 7 April 2005, the aggregate annualised value of customer contracts of the Group Companies save for the contract between Alfa Accountants and PSINet Netherlands dated 27 January 2005 cancelled (or not renewed) exceeding the aggregate annualised value of new contracts signed by customers (excluding renewals) (in each case counting only customer contracts exceeding an annual value of $50,000) by an amount in excess of $1,800,000;

(iv)                         any of the Sellers or any Group Company enters into Insolvency Proceedings;

(v)                            breach(es) of any undertaking set out in Clause 5.1, where the aggregate Losses to the Purchasers arising from such breach(es) would exceed $1,000,000;

(vi)                         breach(es) known to Matt Nydell, Ray Walsh or Joe Correia, of any Warranties (other than with respect to any actual or pending claims or proceedings falling within (i) above) where the aggregate Loss to the Purchasers resulting from such breach(es) would exceed $1,000,000; and

(vii)                      a material breach of any Finance Document by either Seller, save for a breach of Clause 13 (Representations) or Clause 14 (Operational Undertakings) of the Facility Agreement that would not also constitute an event listed in paragraph (i) to (vi) above.

5.5.2                   In the event of:

(i)                                a termination by the Purchaser pursuant to this Clause 5.5 or Clause 6.7.1; or

(ii)                             a termination by the Purchaser by notice in writing to the Sellers following the earlier of:

(a)                        the condition set out in Clause 4.1 not being satisfied in time to allow Closing to take place prior to the Back Stop Date; and

(b)                       the Sellers failing, in time for the meeting to take place no later than 31 August 2005:

(I)                                 to convene a meeting of VIA Shareholders to approve the transaction provided for by this Agreement; or

(II)                             to send to VIA Shareholders materials containing a recommendation of the VIA Inc Board in the Agreed Terms that the transactions provided for by this Agreement be approved or, having sent such a recommendation, the VIA Inc Board adversely modifies or changes its recommendation with respect to such transaction.

the Sellers shall pay to the Purchaser in same day funds:

(x)                              within two Business Days of receipt of the termination notice (or, in the case of Clause 5.5.2(x)(b) below, within two Business Days of being notified of the relevant amount):

(a)                        a break fee in the amount of $500,000; and

(b)                       the Purchaser’s actual and incurred costs and expenses (including legal fees) in connection with the transactions provided for by this Agreement up to a maximum amount of $250,000;

(y)                            within 20 days of receipt of the termination notice, the Net Deposit Amount and accrued interest on the Net Deposit Amount at a rate of 8.00 per cent. per annum, compounded daily; and

(z)                              within 20 days of written demand from Clara.net Holdings in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.5.3                   If the Net Deposit Amount has not previously been returned to the Purchaser pursuant to Clause 5.5.2 above and if the Purchaser has not previously forfeited the Deposit pursuant to Clause 5.5.4 below, the Net Deposit Amount and accrued interest on the Net Deposit Amount at a rate of 8.00 per cent. per annum, compounded daily, shall be returned to the Purchaser within 20 days of the Back Stop Date if Closing does not occur on or prior to the Back Stop Date.

5.5.4                   In the event of a material breach by Clara.net Holdings of the Facility Agreement or failure by the Purchasers to proceed to Closing in breach of this Agreement), the Sellers shall be entitled, at any time prior to Closing, by notice in writing to the Purchaser, to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15), and upon receiving such notice (as applicable) or following a termination of this Agreement by the Sellers pursuant to Clause 6.7.1:

(i)                                the Purchaser shall pay to the Sellers in same day funds within two Business Days a break fee in the amount of $500,000;

(ii)                             the Purchaser shall forfeit the Deposit; and

(iii)                          the Sellers shall pay to Clara.net Holdings within 40 days of written demand from Clara.net Holdings in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.5.5                   In the event of a termination pursuant to Clause 5.5.2 and following the receipt by the Relevant Purchaser of the amounts set out in Clauses 5.5.2(x), (y) and (z) the Sellers shall procure that £1,000,000 is paid promptly to the joint escrow account maintained by Eversheds LLP and Lewis Silkin to be held on the terms set out in Schedule 7 to the UK Sale Agreement, or as the Purchaser and the Seller may otherwise agree, and the release of VIA Inc from all obligations and claims under the UK Sale Agreement pursuant to Clause 6.6.3 shall be rescinded with effect from the date hereof as if such release had never been made.

5.5.6                   In the event of a termination pursuant to Clauses 5.5.4 the Purchaser shall procure that £1,000,000 is paid promptly to the joint escrow account maintained by Eversheds LLP and Lewis Silkin to be held on the terms set out in Schedule 7 to the UK Sale Agreement, or as the Purchaser and the Seller may otherwise agree, and the release of VIA Inc from all obligations and claims under the UK Sale Agreement pursuant to Clause 6.6.3 shall be rescinded with effect from the date hereof as if such release had never been made.

5.6                            Exclusivity

The Sellers undertake that:

5.6.1                   it, and members of the VIA Group and the Group Companies and its or their respective agents, shall not make any initial or further approach to, or enter into or continue negotiations with, any other person with a view to a Competing Proposal taking place, provided that the VIA Inc Board or its agents may negotiate with a Third Party in relation to a Competing Proposal if refusing to do so would, in the reasonable determination of the VIA Inc Board based on advice of external counsel of the Sellers, be reasonably likely to constitute a breach of its fiduciary duties to VIA Shareholders;

5.6.2                   it shall not enter into any binding agreement in relation to a Competing Proposal and the VIA Inc Board shall not recommend a Competing Proposal to VIA Shareholders unless:

(i)                                to the extent permitted by any duties of confidentiality or legal obligations to which the Sellers were subject on or prior to 10 April 2005, the Purchasers have first been given the opportunity, including reasonable time in the circumstances, to at least match, to the reasonable satisfaction of the VIA Inc Board, any such Competing Proposal; and

(ii)                             the VIA Inc Board has determined that the terms of the Competing Proposal are more favourable to VIA Shareholders, taking into account all relevant factors, including conditions and likelihood of closing.

Provided that for the avoidance of doubt VIA Inc is under no obligation to inform the Purchasers of any unsolicited offers it may receive in relation to any Competing Proposal save as required in order for the Seller to comply with Clause 5.6.2(i).

5.6.3                   If the VIA Board accepts or recommends a Competing Proposal to VIA Shareholders, the Sellers or the Purchaser may terminate this Agreement (other than Clauses 1, 5.5, 11, 12.2 to 12.15) and no party shall have any claim against any other under this Agreement save as expressly provided by Clause 5.5.5.

5.7                            Disposal Plans

The parties agree to develop a disposal plan relating to certain of the Group Companies.

6                                      Closing

6.1                            Date and Place

Subject to Clause 4, Closing shall take place at such time and place and on such date as the parties may agree being no earlier than five Business Days following notification by the Seller of satisfaction of the condition set out in Clause 4.1 and provided that such date shall not be a date later than the seventh day of any calendar month or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2                            Closing Events

On Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchasers as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Sellers as set out in Schedule 6.

6.3                            Payment on Closing

6.3.1                   On Closing the Relevant Purchasers shall pay an amount in cash to the Relevant Sellers which is equal to the aggregate of:

(i)                                the Purchase Price;

minus

(ii)                             all amounts, including accrued interest, payable or repayable to Clara.net Holdings under the Facility Agreement (excluding the Arrangement Fee (as defined therein) which Clara.net Holdings hereby waives all rights to on Closing);

minus

(iii)                          the Net Deposit Amount;

minus

(iv)                         interest accrued on the Net Deposit Amount at the rate of 8.00 per cent per annum, compounded daily;

minus

(v)                            the amount identified in the VIA Closing Certificate

minus

(vi)                         to the extent that the VIA Nederland lease is not novated prior to Closing pursuant to Clause 5.4.4, an amount equal to the Schipol Escrow Amount, which amount shall be paid by the Purchaser to the Purchaser’s Lawyers and the Seller’s Lawyers pursuant to Clause 5.4.4

6.4                            Cashflow

6.4.1                   By 5.00pm (London time) on the first Business Day immediately following the Pre-Closing Cut-Off Date, VIA Inc shall notify the Purchaser of the aggregate amount of any Cashflow which has occurred between the Benchmark Date and the close of business on the Pre-Closing Cut-Off Date and shall as soon as reasonably practicable thereafter provide to the Purchaser bank statements for each bank account of each member of the VIA Group as at the close of business as at the Pre-Closing Cut-Off Date.

6.4.2                   The Sellers shall procure that no Cashflow takes place after the Pre-Closing Cut-Off Date without the prior written consent of the Purchaser.

6.5                            Intra-Group Balances

The parties hereby undertake to perform (or procure the performance of) such further acts and execute (or procure the execution of) such further documents, as may reasonably be necessary to carry out and give full effect to the parties’ intention that, save as expressly provided by or pursuant to this Agreement, at Closing no sums shall be owed by the VIA Group to the Group Companies or vice versa and any sums owing by the VIA Group to the Group Companies or vice versa at Closing or thereafter shall be assigned, subordinated, forgiven or otherwise written off or capitalised by the relevant entity in each case without any of the Purchasers, the Sellers or the Group Companies incurring any cash cost. The Parties shall co-operate in good faith (or procure such co-operation) with a view to ensuring that such action is taken in a mutually beneficial tax efficient manner and in taking such action the Sellers shall procure that the relevant members of the VIA Group use applicable reliefs and any available accumulated tax losses to the extent reasonably agreed by VIA Inc.

6.6                            Mutual Release

6.6.1                   The Sellers undertake that on and after Closing no member of the VIA Group will except as expressly permitted under the terms of this Agreement make any claim on any Group Company or any of its officers or directors in respect of any transactions, acts or omissions occurring before Closing (and, if requested by the Purchaser, VIA Inc shall or shall procure that the relevant member of the VIA Group shall waive any such claim) such that no Group Company shall have any Liability to any member of the VIA Group save as otherwise provided by this Agreement.

6.6.2                   The Purchasers undertake that on and after Closing no Group Company will (except as expressly permitted under the terms of this Agreement) make any claim against any member of the VIA Group or any of its officers or directors in respect of any transactions, act or omissions occurring before Closing (and, if requested by VIA Inc, the Purchasers shall procure that the relevant Group Companies shall waive any such claim) such that no member of the VIA Group shall have any Liability to any Group Company save as otherwise provided by this Agreement.

6.6.3                   The Purchasers hereby agree that with effect from the date hereof they have no claim of any nature whatsoever outstanding against VIA Inc or any member of the VIA Group under the UK Sale Agreement and to the extent that any claim or obligation exists or may exist, the Purchasers hereby waive and release VIA Inc and each member of the VIA Group from all and any such claims and obligations.

6.6.4                   Confirmation of no claims

(i)                                The Sellers confirm that with effect from Closing each of the Sellers and each of the Group Companies shall have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against any of those directors of the Group Companies who are to resign with effect from Closing.

(ii)                             To the extent that any such claim or obligation exists or may exist in relation to any fact, matter or circumstance arising on or before Closing, the Sellers (in relation to the period from the date of this Agreement until Closing) and the Purchasers (from Closing) shall, other than in the case of fraud, procure the waiver by each of the Group Companies of such claim or obligation and, other than in the case of fraud, shall procure the release of such directors of the Group Companies from any liability whatsoever in respect of such claim or obligation.

6.7                            Breach of Closing Obligations

If any party fails to comply with any material obligation in Schedule 6 in relation to Closing (and for the avoidance of doubt the Sellers’ obligation under paragraph 1.1.4 of Schedule 6 is a material obligation), the Purchaser, in the case of non-compliance by the Sellers (which has not been remedied to the reasonable satisfaction of the Purchaser within 5 Business Days), or the Seller, in the case of non-compliance by the Purchasers (which has not been remedied to the reasonable satisfaction of the Sellers within 5 Business

Days), shall be entitled by written notice to the Sellers or the Purchasers, as the case may be:

6.7.1                   to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) without liability on its part or on the part of those on whose behalf notice is served whereupon, (i) in the case of such non-compliance by any of the Sellers, the amounts referred to in Clauses 5.5.2(x), (y) and (z) shall become payable or (ii) in the case of such non-compliance by any of the Purchasers, the amounts referred to in Clause 5.5.4 shall become payable; or

6.7.2                   to effect Closing so far as practicable having regard to the defaults which have occurred provided that the Relevant Sellers shall not be required to sell the Shares and the VIA Operations unless all of the Shares and the VIA Operations are purchased simultaneously; or

6.7.3                   to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred but provided such deferral may only occur once.

6.8                            Books and Records

The Purchasers shall and shall procure that the Group Companies shall, retain for a period of twelve months from Closing or such longer period as is necessary for the Sellers to close their books and file their tax returns for 2005 and allow the Sellers or the Sellers’ representatives to have reasonable access (at all reasonable times during normal business hours and on reasonable advance notice) to (and at the Sellers’ expense, copies of) the books, records and documents relating to the Group, to the extent that they relate to the period prior to Closing and to the extent reasonably required by the Sellers to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

7                                      Post-Closing Obligations

7.1                            Indemnities

7.1.1                   Indemnity by Relevant Purchasers against Assumed Liabilities

The Relevant Purchasers shall indemnify and keep indemnified the Relevant Sellers against:

(i)                                all Assumed Liabilities and any Liability of the Relevant Purchasers and/or any other person incurred in the course of carrying on the business of the Group after Closing including, for the avoidance of doubt, any such Liability which is or is deemed to be or becomes a Liability of the Relevant Sellers by virtue of any applicable law; and

(ii)                             any Losses which any of the Relevant Sellers may suffer by reason of either of the Sellers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i);

Provided that the Relevant Purchasers shall not be liable under this Clause 7.1.1 to the extent the Relevant Purchasers have a valid claim against the Relevant Sellers under this Agreement in respect of the Liability in question.

7.1.2                   Indemnity by Relevant Sellers against Excluded Liabilities

The Relevant Sellers shall indemnify and keep indemnified the Relevant Purchasers against:

(i)                                any Liability of either of the Sellers which is not an Assumed Liability including any such Liability which is deemed to be, or becomes, a Liability of the Relevant Purchasers by virtue of any applicable law and which is not otherwise assumed by the Relevant Purchasers under this Agreement or any Local Transfer Document; and

(ii)                             any Losses which the Relevant Purchasers may suffer by reason of either of the Purchasers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.2(i).

Provided that the Relevant Sellers shall not be liable under this Clause 7.1.2 to the extent that the Relevant Sellers have a valid claim against the Relevant Purchasers under this Agreement in respect of the Liability in question.

7.2                            Covenants in respect of certain matters

The Sellers shall indemnify and keep indemnified the Relevant Purchasers and each Group Company against:

(i)                                 any Losses arising prior to the Pre-Closing Cut-Off Date as a result of any Unidentified Cashflow to the extent such Unidentified Cashflow would have resulted in a Cashflow Adjustment Amount had it been identified pursuant to Clause 6.4.1;

(ii)                              any Losses arising after the Pre-Closing Cut Off Date as a result of any Unidentified Cashflow;

(iii)                           all Losses of VIA Nederland incurred in relation to the lease for the Schipol Netherlands headquarters and pending completion of the novation of such lease pursuant to Clause 5.4.5 VIA Nederland shall retain its rights in respect of the cash deposit securing the obligations under such lease and the related guarantee; and

(iv)                          all Losses arising as a result of a failure by the Sellers to comply with Clause 5.4.6 or paragraph 1.1.3 of Schedule 6.

7.3                            Conduct of Claims

7.3.1                   Assumed Liabilities

(i)                                If any of the Sellers becomes aware after Closing of any claim against it which constitutes or may constitute an Assumed Liability, the Seller in question shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchasers reasonable opportunity of requiring the Seller in question to lodge a timely appeal) give written notice thereof to the Relevant Purchasers and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Purchasers.

(ii)                             The Relevant Sellers shall take such action as the Relevant Purchasers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an

Assumed Liability subject to the Relevant Sellers being indemnified and secured to their reasonable satisfaction by the Relevant Purchasers against all Losses which may thereby be incurred. In connection therewith the Relevant Sellers shall make or procure to be made available to the Relevant Purchasers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which have been retained by the Relevant Sellers (and shall permit the Relevant Purchasers to take copies thereof at the Relevant Purchasers’ expense) for the purposes of enabling the Relevant Purchasers to ascertain or extract any information relevant to the claim.

7.3.2                   Excluded Liabilities etc.

(i)                                If the Relevant Purchasers become aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchasers’ Group in respect of which it is entitled to be indemnified by a Relevant Seller, the Relevant Purchasers shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Sellers reasonable opportunity of requiring the Relevant Purchasers to lodge a timely appeal) give written notice thereof to VIA Inc and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of VIA Inc.

(ii)                             The Relevant Purchasers shall take such action as VIA Inc may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability or other liability in respect of which the Relevant Purchasers are entitled to be indemnified subject to the Relevant Purchasers being indemnified and secured to their reasonable satisfaction by the Relevant Sellers against all Losses which may thereby be incurred. In connection therewith the Relevant Purchasers shall make or procure to be made available to the Relevant Sellers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which are in the possession of the Relevant Purchasers (and shall permit the Relevant Sellers to take copies thereof at the Relevant Sellers’ expense) for the purposes of enabling the Relevant Sellers to ascertain or extract any information relevant to the claim.

7.4                            Release of Guarantees etc.

The provisions of Schedule 9 shall apply.

7.5                            The Seller’s Continuing Obligations

Notwithstanding Closing, the Sellers shall so far as reasonably practicable and for a period not exceeding three months after Closing:

7.5.1                   procure that senior executives of VIA Inc respond to inquiries and provide reasonable assistance and information as they may reasonably require relating to the Group, its employees (including for the avoidance of doubt, the Relevant Employees), customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Sellers receive, provided that such requests do not impose a material burden on such individual’s working time;

7.5.2                   subject to Schedule 5, retain or procure the retention, for a reasonable period from Closing the books, records and documents of the Group to the extent they relate to the Group for the period prior to Closing and shall allow the Relevant Purchasers reasonable access on reasonable prior written notice to such books, records and documents, including the right to take copies at the Relevant Purchasers’ expense;

7.5.3                   in addition to the Sellers’ obligations in Schedule 3, if any right or asset used in the business of the Group immediately prior to Closing (other than any right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Relevant Purchasers, transfer such right or asset (and any related liability which is an Assumed Liability) to the extent legally possible and at the Relevant Purchasers’ cost as soon as practicable to a member of the Purchasers’ Group nominated by the Relevant Purchasers and reasonably acceptable to the Sellers.

7.6                            The Purchaser’s Continuing Obligations

Notwithstanding Closing, the Purchaser shall so far as reasonably practicable and for a period not exceeding six months after Closing:

7.6.1                   permit the Sellers’ staff to continue to use, as currently configured, Microsoft Exchange e-mail server functionality and storage capacity and, where applicable, network file and print server functionality for the Schiphol, Netherlands’ Seller’s headquarters; and

7.6.2                   procure that the Group Companies provide reasonable assistance and information as the Sellers may reasonably require for the purpose of closing the Sellers’ financial books and filing its final tax returns provided that nothing in this Clause 7.6 shall require the Purchasers or any Group Company to incur external costs in relation thereto.

8                                      Warranties

8.1                            Sellers’ Warranties

8.1.1                   The Sellers warrant to the Relevant Purchasers that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement.

8.1.2                   Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7.

8.1.3                   Each Warranty, except for those set out in paragraphs 1.1.1, 1.1.3 and 4.3 (title) and 15 (insolvency) in Schedule 7, shall be deemed to be qualified by reference to the actual knowledge of Matt Nydell, Ray Walsh and Joe Correia having made reasonable enquiries of the managing directors and the finance directors of each of the Group Companies with regard to the subject matter of the relevant Warranty.

8.2                            Sellers’ Disclosures

8.2.1                   The Warranties are subject to the matters which are fully and fairly disclosed in this Agreement, the Disclosure Letter or the Data Room provided that such matters are disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed and provided that the Sellers are under no obligation to have brought to the Relevant Purchasers’ attention any specific matter documented in the Data Room. For the avoidance of doubt, the Purchasers acknowledge that disclosure of a document in the Data Room shall not be regarded as not fairly disclosed by reason of such document being written in a language other than English.

8.2.2                   The parties agree that each document in the Data Room shall be considered to be disclosed against each of the Warranties.

8.3                            Updating of the Warranties to Closing

Subject to Clause 8.2, including without limitation the Disclosure Letter and the Data Room as updated as at Closing, the Sellers further warrant to the Relevant Purchasers that the Warranties will be true and accurate at Closing as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date provided always that the Purchasers’ sole remedy for any breach of any such Warranties shall be as set out in Clause 5.5.1.

8.4                            The Sellers’ Waiver of Rights against the Group

Save in the case of fraud, the Sellers undertake to the Relevant Purchasers and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Sellers in the giving of any Warranty or the preparation of the Disclosure Letter.

8.5                            Relevant Purchasers’ Warranties

8.5.1                   The Relevant Purchasers warrant to the Sellers that each of the following warranties (the “Relevant Purchasers’ Warranties”) is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all respects up to and including the Closing Date as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Relevant Purchasers’ Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date:

(i)                                  Claranet Group Limited is duly organised, validly existing and duly incorporated under the laws of England and Wales;

(ii)                               Clara.net Holdings Limited is duly organised, validly existing and duly incorporated under the laws of Jersey;

(iii)                            the Relevant Purchasers have full corporate power and authority to enter into and perform their obligations under this Agreement and each document to be entered into pursuant hereto and all actions have been taken by them which are necessary for them to execute and perform their obligations under this Agreement and each document to be entered into pursuant hereto;

(iv)                           the execution of and performance by the Relevant Purchasers of their obligations under this Agreement and each document to be entered into pursuant hereto have been duly authorised by their boards of directors and by all other necessary corporate action; and

(v)                              the Relevant Purchasers’ obligations under this Agreement and each document to be executed by them at or before Closing are, or when the relevant document is executed, will be valid and binding on the Relevant Purchasers in accordance with its terms;

(vi)                           the Relevant Purchasers have or will have at Closing sufficient funds to pay the Purchase Price.

8.5.2                   The Relevant Purchasers’ Warranties shall not in any respect be extinguished or affected by Closing.

8.5.3                   Each of the Relevant Purchasers’ Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted in its scope by reference to, or inference from any other term of another Relevant Purchasers’ Warranty or any term of this Agreement.

9                                      Limitation of Seller’s Liability

9.1                            Time Limitation for Claims

Notwithstanding any other provisions of this Agreement or the Facility Agreement to the contrary, the Sellers shall not be liable for breach of any Warranty in respect of any claim:

9.1.1                   unless a notice of the claim is given by the Relevant Purchaser to VIA Inc including reasonable details of the claim and so far as practicable an estimate of the amount of any claim within three months following Closing; and

9.1.2                   which claim is not satisfied, settled or withdrawn within six months of the date of notification of the claim under this Clause 9.1.1 unless proceedings in respect of it have been commenced by being both issued and served on either of the Sellers except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1.1, 1.1.3 and 4.3 of Schedule 7 (title warranties).

9.2                            Aggregate Minimum Claims

9.2.1                   The Sellers shall not be liable under this Agreement for breach of any Warranty in respect of any claim unless the aggregate amount of all claims for which the Sellers would otherwise be liable under this Agreement for breach of any Warranty (disregarding the provisions of this Clause 9.2) exceeds $1,000,000.

9.2.2                   Where the liability agreed or determined in respect of all claims exceeds $1,000,000 subject as provided elsewhere in this Clause 9, the Sellers shall be liable for the aggregate amount of all claims as agreed or determined.

9.3                            Maximum Liability

The aggregate liability of the Sellers in respect of any claim under this Agreement and all documents to be entered into pursuant hereto shall not exceed 33 per cent of the Purchase Price.

9.4                            Matters Arising Subsequent to this Agreement

9.4.1                   The Sellers shall not be liable under this Agreement for breach of any Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

(i)                                  Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

(ii)                               Changes in legislation

(a)                        the passing of, or any change in, after Closing any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of Closing; or

(b)                       any change after Closing of any generally accepted interpretation or application of any legislation.

9.5                            Insurance

The Sellers shall not be liable under this Agreement or any Local Transfer Document for breach of any Warranty to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance and payment is made by the insurer or (ii) would have been covered under a policy of insurance in force at the date of this Agreement.

9.6                            Mitigation

Nothing in this Agreement shall restrict or limit the Purchasers’ general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to or which may give rise to a claim under this Agreement.

9.7                            Double Claims

The Purchasers shall not be entitled to recover from the Sellers under this Agreement more than once in respect of the same Losses suffered. For the avoidance of doubt, the Sellers shall not be liable under this Agreement for breach of any Warranty to the extent that such matter, act, omission or circumstance (or any combination thereof) has been taken into account or contemplated by the Cashflow Adjustment Amount or the Working Capital Projections.

10                               Intellectual Property

10.1                     Prohibition on Use

Subject to Clause 10.2, the Sellers shall not, from Closing, use or authorise any third party to use:

10.1.1            any Business Intellectual Property transferred to the Relevant Purchaser or a Group Company; or

10.1.2            any Group Intellectual Property owned by a Group Company,

in relation to or in connection with any activities of the Sellers.

10.2                     Sellers’ Name

Notwithstanding Clause 10.1, the Sellers shall be permitted to continue using the VIA NET.WORKS trade mark until the earlier to occur of (i) the date on which trading of VIA Inc’s common stock on NASDAQ and Euronext ceases and (ii) VIA Inc having completed a distribution to the VIA Shareholders. Within 20 days of the expiry of such period, the Sellers shall change their names so that they do not incorporate VIA NET.WORKS, any other trade mark or name belonging to a Relevant Purchaser or a Group Company or anything confusingly similar thereto.

10.3                     Power of attorney

The Sellers hereby appoint the Purchaser from the Closing Date as their attorney for the purposes of executing all documents and performing all acts necessary to give full effect to the assignment of the Business Intellectual Property to the Relevant Purchaser or a Group Company pursuant to Clause 2.3.1.

11                               Confidentiality

11.1                     Announcements

Pending Closing no announcement or circular in connection with the existence or the subject matter of this Agreement or any agreement to be entered into pursuant hereto shall be made or issued by or on behalf of any member of the VIA Group or the Purchasers’ Group (including for the purposes of this Clause 11.1, any holding company (as defined in the Companies Act 1985) of the Purchaser or a subsidiary of a holding company of the Purchaser) without the prior written approval of VIA Inc and the Purchaser, such approval not to be unreasonably withheld, delayed or conditioned. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either party are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

11.2                     Confidentiality

The Confidentiality Agreement shall cease to have any force or effect from Closing.

12                               Other Provisions

12.1                     Further Assurances

Each of the parties shall at its own cost from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares and VIA Operations to the Relevant Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.

12.2                     Whole Agreement

12.2.1            This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2.2            In Clauses 12.2.1, 12.3, 12.7.2, “this Agreement” includes the Disclosure Letter, the Local Transfer Documents, the Finance Documents and all documents entered into pursuant to this Agreement.

12.3                     Relevant Purchasers’ Liability

The maximum liability of the Purchasers for any breach of this Agreement shall be the payment of the amounts referred to in Clauses 5.5.4 and 5.5.6.

12.4                     Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

12.5                     Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

12.6                     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

12.7                     Costs

Except as otherwise expressly provided in this Agreement:

12.7.1            the Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the Finance Documents and the sale of the Group provided that any notarial fees shall not be included in the calculation of any deviation from the Working Capital Projections for the purposes of Clause 5.5.1(ii);

12.7.2            the Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the purchase of the Group.

12.8                     Interest

If any party defaults in the payment when due of any sum payable under this Agreement, (howsoever determined) the liability of that party shall, save as otherwise expressly provided, be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent above the base rate of LIBOR for monthly deposits. Such interest shall accrue from day to day.

12.9                     Grossing-up of Indemnity Payments, VAT

12.9.1            All sums payable under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except to the extent such sums comprise interest) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

12.9.2            Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Relevant Purchaser for the Group) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

12.9.3            Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

12.10              Permitted assignment and nomination of Purchasers

12.10.1     Except as otherwise expressly provided in this Agreement, the Relevant Purchasers may, with the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned), assign to a third party purchaser of any of the Group Companies, and without the consent of the Sellers assign to a wholly-owned member of the Purchaser’s Group, the benefit of all or any of the Sellers’ obligations under this Agreement provided that the maximum liability of any of any party hereunder for breach of any obligation under this Agreement or under any indemnity contained in or entered into pursuant to this Agreement shall be limited to the liability which would have arisen in the absence of any such assignment by the Relevant Purchasers.

12.10.2     The Purchaser shall be entitled by giving not less than two Business Days’ notice before the Closing to nominate a wholly-owned subsidiary to assume the rights and obligations of a Relevant Purchaser under this Agreement provided that the Purchaser shall remain jointly and severally liable under this Agreement.

12.11              Notices

12.11.1     Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                  in writing in English;

(ii)                               delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

12.11.2     A Notice to the Sellers or to either of them shall be sent to the following address, or such other person or address as the Sellers or VIA Inc may notify to the Relevant Purchasers from time to time:

VIA NET.WORKS Inc
H. Walaardt Sacrestraat 401-403
1117 BM Schipol
The Netherlands

Fax:                                                                    +31 205 020 0001

Attention:                                  Matt Nydell (Senior Vice President and General Counsel
and Secretary)

12.11.3     A Notice to the Relevant Purchasers shall be sent to the following address, or such other person or address as the Relevant Purchasers may notify to the Sellers from time to time:

Claranet Group Limited
21 Southampton Row
London WC1B 5HA

Fax:                                                                    +44 20 7681 2564

Attention:                                  Charles Nasser

12.11.4     A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand, registered post or courier;

(ii)                               at the time of transmission in legible form, if delivered by fax.

12.12              Invalidity

12.12.1     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

12.12.2     To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.12.1, not be affected.

12.13              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

12.14              Governing Law and Submission to Jurisdiction

12.14.1     This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

12.14.2     Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

12.15              Appointment of Process Agent

12.15.1     The Sellers hereby irrevocably appoint Hogan & Hartson Corporate Services Limited as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Sellers.

12.15.2     The Sellers agree to inform the Purchasers in writing of any change of address of such process agent within 28 days of such change.

12.15.3     If such process agent ceases to be able to act as such or to have an address in England, the Sellers irrevocably agree to appoint a new process agent in England acceptable to the Purchasers and to deliver to the Purchasers within 14 days a copy of a written acceptance of appointment by the process agent.

12.15.4     Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed as a Deed.

SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS, Inc.:

SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS Holdco, Inc.:

SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS NY Corp, Inc.:

SIGNED as a DEED by	}	/s/
and on behalf of Claranet Group Limited:

SIGNED as a DEED by	}	/s/
and on behalf of Clara.net Holdings Limited:

Schedule 1
Part 1
Details of the Shares etc.
(Clause 1.1)

(1)	(2)	(3)	(4)
Name of Share Seller	Name of Company	Shares	Name of Share Purchaser
VIA NET.WORKS, Inc.	VIA NET.WORKS USA, Inc.	1,000 shares	Clara.net Holdings Limited
VIA NET.WORKS, Inc.	VIA NET.WORKS Europe Holding B.V.	200 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	VIA NET.WORKS Europe Holding B.V.	21 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Agence des Medias Numeriques S.A.S	500 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Amen Ltd	2 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Agencia de media numerica España S.L.	310 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Netherlands B.V.	40 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Belgium BVBA/SPRL	750 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Germany GmbH	1 share	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Datacenter Germany GmbH	1 share	Claranet Group Limited

Schedule 2
Companies and Subsidiaries

1                                      Particulars of the Companies

1.1	Name of Company:	VIA NET.WORKS USA, Inc.
	Federal Identification Number:	58-205 1588
	Place of Business:	15 Piedmont CTR NE # 710, Atlanta, GA 30305
	Date and place of incorporation:	26 May 1993 (dissolved 23 July 1995 and reinstated 27 November 1995 effective from the date of the administrative dissolution); Georgia
	Issued capital stock:	1,000 class A shares with a par value of US$1.00 per share
	Authorised capital stock:	1,000 class A shares with a par value of US$1.00 per share
	Shareholder and shares held:	VIA NET.WORKS, Inc.: 1,000 class A shares held
	Directors:	Raymond Walsh, Matt Nydell and Patrick Gaul
	Secretary:	Matt Nydell

1.2	Name of Company:	VIA NET.WORKS Europe Holding B.V.
	Registered Number:	34115551
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol-Oost, The Netherlands.
	Date and place of incorporation:	5 May 1999; The Netherlands
	Issued share capital:	EUR 22,100 divided into 221 shares with a par value of EUR100 each.
	Authorised share capital:	EUR 100,000 divided into 1,000 shares with a par value of EUR 100 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 21 shares with a par value of EUR 100 per share VIA NET.WORKS Inc.: 200 shares with a par value of EUR 100 per share.
	Director:	VIA NET.WORKS, Inc.
	Proxy Holders:	Mike McTighe, John Steele, Jan Gesmar-Larsen, Malcolm Bell, Karen Slatford

1.3	Name of Company:	Agence des Medias Numeriques S.A.S.
	Registered Number:	421 527 797 RCS Paris
	Registered Office:	12/14 Rond Point des Champs-Elysées, 75008 Paris France
	Date and place of incorporation:	13 January 1998; France
	Issued share capital:	EUR 37,000 divided into 500 shares with a nominal value of EUR 74 each
	Authorised share capital:	EUR 37,000 divided into 500 shares with a nominal value of EUR 74 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 500 shares
	Chairman (President):	Dick Theunissen

1.4	Name of Company:	AMEN Ltd
	Registered Number:	4414694
	Registered Office:	1 Canada Square, 29th Floor, Canary Wharf, London E14 5DY
	Date and place of incorporation:	11 April 2002; United Kingdom
	Issued share capital:	£2 divided into 2 shares of £1 each
	Authorised share capital:	1000 shares
	Shareholder and shares held:	VIA NETWORKS Holdco, Inc.: 2 shares
	Directors:	Matt Stuart Nydell, Raymond Walsh

1.5	Name of Company:	AGENCIA DE MEDIA NUMERICA ESPAÑA S.L.
	Company Registration Details:	Mercantile Register of Madrid, at Volume 16871, Book 0, Sheet 73, Section 8, Page M-288441, Registratin 1st
	Registered Office:	Paseo de la Castellana, 164, Ent. 2[a], 28046 Madrid, Spain
	Date and place of incorporation:	August 31, 2001; Bilbao (Spain)
	Issued share capital:	EUR 3,100 divided into 310 shares of EUR 10 each
	Authorised share capital:	EUR 3,100 divided into 310 shares of EUR 10 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 310 shares
	Managing Director:	Sandrine Girard (resigned on April 19, 2005)
	Directors:	Mr. Dick Theunissen and Mr. Antonio Miguel

Caetano Ferreira
	Secretary:	Mr. Clifford J. Hendel (Secretary); Mr. Francisco Solchaga Lopez de Silanes (Vice-Secretary)

1.6	Name of Company:	PSINet Netherlands B.V.
	Registered Number:	33294922
	Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
	Date and place of incorporation:	13 August 1997; The Netherlands
	Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
	Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 40 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
	Proxy Holder:	Alexander Johan Marie Scholten

1.7	Name of Company:	PSINet Belgium BVBA/SPRL
	Registered Number:	0460.461.275
	Registered Office:	Medialaan 32, bus 3, 1800 Vilvoorde, Belgium
	Date and place of incorporation:	27 March 1997; Belgium
	Issued share capital:	EUR 18,550 dividend into 750 shares without nominal value
	Authorised share capital:	EUR 18,550 dividend into 750 shares without nominal value
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 750 shares held
	Director:	James Joseph Henry Demaeght

1.8	Name of Company:	PSINet Germany GmbH
	Registered Number:	Local Court of Munich, HRB 117930
	Registered Office:	Munich
	Date and place of incorporation:	10 April 1997; Germany
	Issued share capital:	One share in the nominal amount of DM 50,000
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: one share held
	Director:	Fred Seibl

1.9	Name of Company:	PSINet Datacenter Germany GmbH
	Registered Number:	Local Court of Berlin-Charlottenburg, HRB 76192
	Registered Office:	Berlin
	Date and place of incorporation:	10 December 1999; Germany
	Issued share capital:	One share in the nominal amount of EUR 25,000
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: one share held
	Director	Fred Seibl

2                                      Particulars of the Subsidiaries

2.1	Name of Company:	AMEN NEDERLAND B.V.
	Registered Number:	34212499
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
	Date and place of incorporation:	30 November 2004; The Netherlands
	Issued share capital:	EUR 18,000 divided into 18,000 shares with a par value of EUR 1.00 each
	Authorised share capital:	EUR 90,000 divided into 90,000 shares with a par value of EUR 1 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holdings B.V.: 18,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.

2.2	Name of Company:	VIA NET.WORKS Nederland B.V.
	Registered Number:	17089780
	Registered Office:	Science Park Eindhoven 5630, 5692 EN Son, The Netherlands
	Date and place of incorporation:	21 November 1995; The Netherlands
	Issued share capital:	EUR 45,000 divided into 10,000 ordinary shares of EUR 4.50 each
	Authorised share capital:	EUR 225,000 divided into 50,000 ordinary shares of EUR 4.50 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 10,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.

	Proxy Holder:	Alexander Johan Marie Scholten

2.3	Name of Company:	bART HOLDING B.V.
	Registered Number:	24270496
	Registered Office:	Science Park Eindhoven 5630 5692 EN Son; The Netherlands
	Date and place of incorporation:	27 August 1996; The Netherlands
	Issued share capital:	EUR 340,355.16
	Authorised share capital:	EUR 453,780.22
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 340,355.16 shares
	Director:	VIA NET.WORKS Europe Holding B.V.

2.4	Name of Company:	Xenovic Holding B.V.
	Registered Number:	24271927
	Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	15 March 1996; The Netherlands
	Issued share capital:	EUR 18,241.96
	Authorised share capital:	EUR 90,756.04
	Shareholders and shares held:	Bart Holding B.V.: 100% shares
	Director:	bART Holding B.V.

2.5	Name of Company:	bART Noord Nederland B.V.
	Registered Number:	020564446
	Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	21 December 1996; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholders and shares held:	bART Holding B.V.: 100% shares
	Director:	bART Holding B.V.

2.6	Name of Company:	bART Midden Nederland B.V.

	Registered Number:	24274849 (B-ART Midden Nederland)
	Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	14 May 1996; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholder and shares held:	bART Holding B.V.: 100% shares
	Director:	bART Holding B.V.

2.7	Name of Company:	Arameta B.V.
	Registered Number:	24272259
	Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	28 January 1997; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholder and shares held:	bART Holding B.V.: sole shareholder
	Director:	bART Holding B.V.

2.8	Name of Company:	VIA NET.WORKS Portugal - Tecnologies Da Informação, S.A.
	Registered Number:	CRC Lisbon 6.983/NIPC: 503 412 031
	Registered Office:	Praça Duque de Saldanha, 1, Edificio Atrium Saldanha, 4H, Lisbon
	Date and place of incorporation:	February 1995; Portugal
	Issued share capital:	EUR 585,000.00 divided into 117,000 shares of EUR 5 each
	Authorised share capital:	EUR 585,000.00 divided into 117,000 shares of EUR 5 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 117,000 shares
	Directors:	António Miguel Ferreira Dick Theunissen Brian Berkopec
	Secretary:	Pedro José Sardinha Oliveira Cardo

2.9	Name of Company:	AMENWORLD Servicos Internet Sociedade Unipessoal LDA
	Registered Number:	13019/301204
	Registered Office:	Praça do Saldanha, no 1, 4[o]H, Lisboa
	Date and place of incorporation:	30 December 2004
	Issued share capital:	EUR 10,000.00
	Authorised share capital:	Unlimited
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 100% shares
	Director:	António Miguel Caetano Ferreira

2.10	Name of Company:	VIA NET.WORKS España S.L.
	Registration Details:	Volume 3, 082, Page 186, Section 8, Sheet SE 40,794; entry number 1
	Date and place of incorporation:	13 August 1999; Spain
	Issued share capital:	EUR 672,150 divided into 67,215 shares of EUR 10 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 67,215 shares
	Directors (Joint and Several):	Mr. Nathan Wajsman Mr. Louis Bonnet,

2.11	Name of Company:	VIA NET.WORKS IRU Co. Ltd
	Registered Number:	306317
	Registered Office:	Arthur Cox Building, Earlsfort Terrace, Dublin 2
	Date and place of incorporation:	6 May 1999: Republic of Ireland
	Issued share capital:	IR£1.25 divided into 1 share of IR£1.25
	Authorised share capital:	IR£125,000 euro divided into 100,000 Ordinary shares of IR£1.25 euro each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 share
	Directors:	Alexander French Matt Stuart Nydell

2.12	Name of Company:	VIA NET.WORKS, UK Holding Ltd

	Registered Number:	03690730
	Registered Office:	c/o Hogan & Hartson One Angel Court, London EC2R 7HJ
	Date and place of incorporation:	31 December 1998; England and Wales
	Issued share capital:	£10 divided into 10 ordinary shares of £1.00 each
	Authorised share capital:	£1,000.00 divided into 1,000 shares of £1.00 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 10 shares
	Directors:	Matt Stuart Nydell VIA NET.WORKS Europe Holding B.V.

2.13	Name of Company:	VIA NET.WORKS, France Holding SAS
	Registered Number:	433 596 228 RCS Paris
	Registered Office:	127, rue Amelot, 75011 Paris, France
	Date and place of incorporation:	27 November 2000; Paris
	Share capital:	17,326,400 euros divided into 1,732,640 shares of EUR10 each
	Members:	VIA NET.WORKS Europe Holding B.V.; 1,555,800 shares VIA NET.WORKS UK Holdings Limited: 176,840 shares
	Chairman (Président):	Nathan Wajsman

2.14	Name of Company:	VIA NET.WORKS Jersey Ltd
	Registered Number:	88289
	Registered Office:	c/o Jordans (C.I.) Limited, PO Box 456, Postman House, Hue Street, St Helier, Jersey JE4 5RP
	Date and place of incorporation:	9 August 2004; Jersey
	Issued share capital:	£1000 divided into 100 shares of £1 each
	Authorised share capital:	£10,000 divided into 10,000 shares of £1 each
	Shareholders and shares held:	VIA NET.WORKS UK Holding Limited; 1000 shares held
	Directors:	Matt Stuart Nydell

2.15	Name of Company:	VIA NET.WORKS Deutschland GmbH
	Registered Number:	Local Court of Duisburg, HRB 7472
	Registered Office:	Duisburg
	Date and place of incorporation:	2 April 1993; Germany
	Issued share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
	Authorised share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
	Director:	Fred Seibl

2.16	Name of Company:	VIA NET.WORKS Holdco Italy S.r.L.
	Registered Number:	13200500158
	Registered Office:	Via Turati Filippo 40 Milan
	Date and place of incorporation:	28 July 2000
	Issued share capital:	EUR 500,000
	Authorised share capital:	EUR 500,000
	Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 quota valued at EUR 495,000 VIA NET.WORKS UK Limited: 1 quota valued at EUR 5,000
	Directors:	Matt Stuart Nydell

2.17	Name of Company:	PSINet France Sarl
	Registered Number:	394 332 118 RCS Nanterre
	Registered Office:	Tour Atlantique - 13ème étage, Place de la Pyramide - 92911 Paris La Défense Cedex
	Date and place of incorporation:	17 March 1994; Paris
	Share capital:	373,552.84 euros divided into 144,138 shares
	Member and shares held:	VIA NET.WORKS, France Holdings SAS; 144,138 shares held
	Manager (Gérant):	Marc le Leau

2.18	Name of Company:	VIA NET.WORKS France S.A.

	Registered Number:	408 236 990 RCS Nanterre
	Registered Office:	Tour Atlantique - 13ème étage, Place de la Pyramide - 92911 Paris La Défense Cedex
	Date and place of incorporation:	17 July 1996; Pontoise
	Share capital:	485,412.92 euros divided into 31,841 shares
	Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 2 shares Matt Nydell: 1 share Paulo Baptista: 1 share VIA NET.WORKS, France Holding SAS; 31,837 shares
	Chairman of the Board:	Paulo Baptista Gomes Carneiro
	Directors:	Nathan Wajsman Matt Nydell

2.19	Name of Company:	PSINet Switzerland Sarl
	Registered Number:	CH-660-2323998-1
	Registered Office:	Chemin de l’Epinglier 2, CH-1217 Meyrin GE.
	Date and place of incorporation:	18 December 1998; Switzerland
	Issued quota capital:	CHF 200,000 (no division)

	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; All quota
	Managers:	Gérard Cauderay James John McCartan

2.20	Name of Company:	VIA NET.WORKS Deutsche Holding GmbH
	Registered Number:	Local Court of Duisburg, HRB 9349
	Registered Office:	Duisburg
	Date and place of incorporation:	29 September 2000; Germany
	Issued share capital:	EUR 25,000; one share

	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
	Director:	Fred Seibl

2.21	Name of Company:	VIA NET.WORKS Express B.V.

	Registered Number:	34208904
	Registered Office:	H. Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
	Date and place of incorporation:	30 November 2004; The Netherlands
	Issued share capital:	EUR 18,000 divided into 18,000 ordinary shares of EUR 1 each
	Authorised share capital:	EUR 90,000
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 18,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.

2.22	Name of Company:	AMEN ITALIA S.R.L.
	Company Registration Details:	03962200964
	Registered Office:	Torre A - Via Senigallia 18/2 - 20161 Milano
	Date and place of incorporation:	14 May 2003, registered in the Companies Registry on 29 May 2003; Italy
	Issued share capital:	EUR 10
	Authorised share capital:	EUR 10
	Shareholder and shares held:	Agences des Médias Numériques SAS; one quota representing all of the share capital
	Chairman of Board of Directors:	Maurizio di Salvo
	Director:	Thierry Avikian

2.23	Name of Company:	Unix Support Nederland B.V.
	Registered Number:	27152479
	Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
	Date and place of incorporation:	12 February 1996; The Netherlands
	Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
	Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
	Shareholders and shares held:	PSINet Netherlands B.V.; 40 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
	Proxy Holder:	Alexander Johan Marie Scholten

Schedule 3
Contracts
(Clause 2.3.1(iv))

1                                      Obligation to obtain Third Party Consents

In relation to any Contract which is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Relevant Sellers and the Relevant Purchasers shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents on terms reasonably acceptable to the Relevant Purchasers and the Relevant Sellers as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Relevant Sellers shall deliver to the Relevant Purchasers, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and an assignment duly executed by the appropriate parties.

2                                      Obligations until Third Party Consents are obtained/where Third Party Consents are refused

2.1                            Subject to paragraph 2.2, the Relevant Purchasers shall, from Closing, assume, carry out, perform and discharge the Relevant Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Relevant Seller against any Liability incurred by that Seller or any member of the VIA Group arising from the failure by the Relevant Purchaser to assume, carry out, perform or discharge such obligations and against any Losses which that Seller may suffer by reason of that Seller taking any reasonable action to avoid, resist or defend any Liability referred to in this paragraph and provided that the Relevant Purchaser shall only be liable to the extent such Liability incurred by that Seller is a Liability which is intended to be assumed by the Relevant Purchaser pursuant to Clause 2.3.2.

2.2                            In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained, as contemplated by paragraph 1.1, or where the Third Party Consent has been refused and until the earlier to occur of (i) the date on which trading of VIA Inc’s common stock on NASDAQ and Euronext ceases and (ii) VIA Inc having completed a distribution to the VIA Shareholders:

2.2.1                   the Relevant Seller shall hold on trust such Contract and any monies, goods or other benefits received under such Contract to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, that Seller and the Relevant Purchaser shall make such other arrangements between themselves to provide to the Relevant Purchaser the benefits of the Contract, including the enforcement at the cost and for the account of the Relevant Purchaser of all rights of the relevant Seller against any other party thereto;

2.2.2                   to the extent that the Relevant Purchasers are lawfully able to do so, and subject to the Relevant Purchasers receiving the benefits of the Contract, the Relevant Purchasers shall at their own expense perform the Relevant Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Relevant Seller in respect thereof. To the extent that the Relevant Purchasers are not lawfully able to do so, the Relevant Seller shall, at the Relevant Purchasers’ cost do all such things as the Relevant Purchasers may reasonably require to enable due performance of the Contract;

provided that, in each case, the Relevant Purchasers shall indemnify and keep indemnified the Relevant Seller or member of the VIA Group against any liability incurred by the Relevant Seller or any member of the VIA Group as a result of this paragraph 2.2.

3                                      Failure to Obtain Third Party Consents

If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Relevant Purchasers within three (3) months of Closing, references in this Agreement to the Contracts and the VIA Operations (other than in this paragraph 3) shall be construed as excluding such Contract.

4                                      Novation

To the extent that the Sellers request the novation of any Contract to a Group Company or a member of the Purchaser’s Group, the parties shall use their reasonable endeavours to novate such Contract pursuant to Clause 2.3 and pending such novation, the provisions of this Schedule 3 shall apply.

Schedule 4
Employees
(Clause 2.4)

1                                      Transfer of Employees

1.1                            The Sellers shall and shall procure that the VIA Group shall:

1.1.1                   transfer the employment of each Relevant Employee to a Group Company prior to the Closing Date; and

1.1.2                   not offer employment to, employ or otherwise engage any Relevant Employee whose employment is transferred pursuant to paragraph 1.1.1 above prior to the Closing Date.

1.2                            If any employee other than a Relevant Employee is transferred to a Group Company or a Relevant Purchaser pursuant to paragraph 1.1 of this Schedule 4:

1.2.1                   the Relevant Purchaser shall upon becoming aware of the transfer of such employee at any time after the Closing Date immediately or as soon as possible under applicable law terminate such employee’s employment on terms agreed with the Seller (acting reasonably); and

1.2.2                   the Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination and reimburse the Relevant Purchasers for all costs, expenses and emoluments (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such employee in respect of his employment on or after the Closing Date until such employee is terminated pursuant to paragraph 1.2.1 above.

1.3                            The Relevant Purchasers shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and taxation and employer’s national insurance contributions payable in respect of the Relevant Employees with effect from the Closing Date.

1.4                            The Sellers shall be responsible for all wages, salaries, emoluments and other amounts due and accruing and taxation and employer’s National Insurance contributions payable in respect of the Employees prior to the Closing Date.

1.5                            The Sellers using their reasonable endeavours (without cost to the Sellers) undertake that they shall not and shall procure that no other member of the VIA Group and each Group Company shall do or knowingly omit to do anything prior to the Closing Date unless agreed by the Relevant Purchasers which would cause any Relevant Employee to terminate their employment with either of the Sellers or any other company in the VIA Group or any Group Company before the Closing Date or with the Relevant Purchasers on or after the Closing Date.

2                                      Application of Transfer Provisions

2.1                            If any contract of employment, employment relationship or collective agreement in relation to any employee (other than a Relevant Employee) employed by either of the Sellers, the other members of the VIA Group or any Group Company shall have effect as if originally made between the Relevant Purchasers and such employee (a “Transferred Employee”)

as a result of the Transfer Provisions (without prejudice to any other rights or remedies which may be available to the Relevant Purchasers):

2.1.1                   the Relevant Purchaser shall, upon becoming aware of the application of the Transfer Provisions to any such contract of employment or collective agreement, notify the Seller forthwith and the Seller or any other member of the VIA Group shall procure that such employees enter into settlement agreements with the Relevant Sellers and the Relevant Purchaser on termination of the Transferred Employee’s employment (on terms that the Sellers are liable for all payments due to such Transferred Employees). The Relevant Purchaser shall co-operate with the Sellers and take all reasonable steps to assist the Sellers in procuring that such Transferred Employees enter into termination agreements as soon as reasonably practicable following Closing; and

2.1.2                   the Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination or the transfer of Transferred Employees (including any Liability arising out of a failure by the Sellers but excluding any Liability arising out of a failure by the Purchasers to comply with their obligations under the Transfer Provisions) and shall reimburse the Relevant Purchasers for all costs, emoluments and expenses (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such Transferred Employee in respect of his employment on or after the Closing Date; and

2.1.3                   irrespective of whether the Transferred Employee’s employment is terminated in accordance with paragraph 2.1.1 above, the Sellers will indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against any Liabilities which relate to, arise out of or are connected with any claims brought against the Relevant Purchaser by any Transferred Employee other than in each case as a result of breach by the Relevant Purchaser of its obligations under paragraph 2.1.1 above which are due solely to any act or omission by either of the Sellers, any other member of the VIA Group or any Group Company or any event, matter or any other occurrence having its origin prior to the Closing Date and which the Relevant Purchasers incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Transferred Employees pursuant to the Transfer Provisions and/or in respect of this Agreement.

2.2                            The Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities which relate to or arise out of any dismissal by the Sellers, the VIA Group or any Group Company of any employee (not being a Relevant Employee) and which the Relevant Purchasers may incur pursuant to the provisions of the Transfer Provisions and this Agreement.

3                                      Definitions

3.1                            For the purposes of this provision the terms:

“contract of employment” and “collective agreement” shall have the same meanings respectively as in the Transfer Provisions;

“Transfer Provisions” means the Transfer Regulations and Council Directive 2001/23/EC; and

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended or replaced).

Schedule 5
VAT

1                                      The Sellers and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT to any Taxation Authority or entering into a written agreement) to secure that the sale of the Group so far as carried on in the European Union is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state.

2                                      To the extent that any state outside the European Union provides for relief or exemption from VAT (or any similar tax on turnover or added value) on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, the Sellers and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT (or any similar tax on turnover or added value) to any Taxation Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group (insofar as the business of the Group is carried on in the relevant state) under this Agreement.

Schedule 6
Closing Obligations

1                                      General Obligations

1.1                            The Sellers’ Obligations

On Closing, the Sellers shall deliver or make available to the Purchasers the following:

1.1.1                   evidence of the due fulfilment of the conditions set out in Clause 4;

1.1.2                   evidence that the Sellers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule);

1.1.3                   a certificate (the “VIA Closing Certificate”) setting out details of all Employee bonuses due in respect of 2004, including all Taxation in relation thereto, to the extent that the same have not been paid by the Sellers or the Group Companies prior to Closing; and

1.1.4                   evidence of the full release of the prejudgment attachment dated 24 March 2005 over the shares held by VIA Inc in VIA NET.WORKS Europe Holding B.V.

1.2                            The Purchaser’s Obligations

On Closing, the Purchasers shall deliver or make available to the Sellers:

1.2.1                   the following evidence that the Purchasers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule); and

1.2.2                   immediately following the execution of the Local Transfer Documents, the Relevant Purchaser shall resolve to appoint or procure the appointment of those individuals identified by the Purchaser as Directors of the Group Companies with such appointments to be effective as of Closing.

2                                      Transfer of the Shares and VIA Operations

2.1                            General Transfer Obligations

On Closing, the Relevant Sellers and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and the Business Assets.

2.2                            Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Relevant Sellers and Relevant Purchaser shall do the following, in relation to any Companies and VIA Operations that are incorporated or located in the jurisdictions listed below:

2.2.1                   Belgium

(i)                                  Holdco shall record the transfer of the Shares owned by it to the Relevant Purchaser in the share register of the PSINet Belgium B.V.BA/SPRL (“PSINet Belgium”), and shall sign the share register to that effect.

(ii)                               The Relevant Purchaser shall sign the share register of the PSINet Belgium to accept the transfer of the Shares from the Holdco.

(iii)                            Holdco and the Relevant Purchaser shall procure that the transfer of the Business Assets located in Belgium shall be effected by means of a notarial deed on terms reasonably satisfactory to the parties to be executed by a notary public.

2.2.2                   France

(i)                                  In relation to any Shares having the form of actions in any Company incorporated in France, Holdco shall deliver to the Relevant Purchaser duly completed, executed and dated share transfer forms (ordres de mouvements) in favour of the Relevant Purchaser and Holdco and the Relevant Purchaser shall execute the registration forms (formulaires de cession de droits sociaux).

(ii)                               Holdco shall deliver to the Relevant Purchaser any Third Party Consents as Holdco may have obtained;

(iii)                            Holdco, any relevant third party and the Relevant Purchaser shall execute (or shall have executed, with effect on Closing) assignment or novation agreements on terms reasonably satisfactory to the parties.

2.2.3                   Germany

(i)                                  In the case of each of PSINet Germany GmbH and PSINet Datacenter Germany GmbH (the “GmbH Companies”) Holdco and the Relevant Purchaser shall enter into a transfer agreement in notarial form on terms reasonably satisfactory to the parties by means of which Holdco transfers title to the Shares in the GmbH Companies to the Relevant Purchaser, and the Relevant Purchaser accepts such transfer.

(ii)                               Holdco and the Relevant Purchaser shall immediately after Closing inform the management of the relevant GmbH Company with respect to the transfer of the Shares in such GmbH Company.

(iii)                            VIA NET.WORKS Deutschland GmbH and VIA NET.WORKS Deutsche Holding GmbH (the “VIA GmbH Companies”) as transferors and the Relevant Purchaser as transferee shall enter into a transfer agreement on terms reasonably satisfactory to the parties by means of which (a) each of the VIA GmbH Companies transfers title to, and (to the extent applicable) possession of, all Business Assets belonging to such VIA GmbH Company, to the Relevant Purchaser, and the Relevant Purchaser accepts such transfers, (b) the Relevant Purchaser assumes all liabilities incurred by any of the VIA GmbH Companies as described in Clauses 2.3.2 and 2.3.3 of the Sale and Purchase Agreement and as existing at Closing or arising, accruing or assessed after Closing in consequence of any transaction carried out in the ordinary and usual course of carrying on the Businesses prior to Closing] and undertakes to hold the VIA GmbH Companies harmless against any such liabilities and the VIA GmbH Companies accepts such assumption and undertaking, and (c) each of the VIA GmbH Companies assigns to the Relevant Purchaser all Contracts to which it is a party and as existing in the Business at Closing, and the Relevant

Purchaser accepts such transfer and undertakes to hold Holdco harmless against any liabilities or obligations under those Contracts.

(iv)                           In case the transfer of the Business Assets, liabilities and Contracts requires further acts, notifications or filings, Holdco shall support the Relevant Purchaser upon reasonable request and at the costs of the Relevant Purchaser. To the extent that any required consent by the other contractual party to the assignments of the Contracts referred to in the preceding paragraph will not have been obtained within four weeks of Closing, the relevant VIA GmbH Company shall have the right to terminate such Contract in accordance with its terms or by any mutual agreement with the other contractual party.

2.2.4                   Spain

(i)                                  In relation to the transfer of Shares in Agencia de media numerica España, S.L.:

(a)                        Holdco shall deliver to the Relevant Purchaser the documents of title to the relevant Shares (i.e.: acquisition title).

(b)                       Holdco shall deliver to the notary appointed in respect of the transfer (the “Notary”) a certificate issued by the Secretary of the Board of Directors, with the approval of the President (or the Director, if applicable) declaring that all requirements established in the law and the bylaws have been fulfilled.

(c)                        The transfer of the relevant Shares shall be effected by notarial deed on terms reasonably satisfactory to the parties, executed by the Notary.

(d)                       The Company in question shall register the Relevant Purchaser as the owner of the Relevant Shares in the Shareholders Register (“Libro Registro de Socios”).

(e)                        Holdco shall deliver or make available to the Relevant Purchaser the Company’s corporate books, duly updated.

(ii)                               Holdco and the Relevant Purchaser shall ensure that a sale agreement in respect of Agencia de media numerica España S.L., on terms reasonably satisfactory to the parties, is executed before the Notary.

(iii)                            Holdco and the Relevant Purchaser shall execute a sale property agreement in relation to any Business Assets located in Spain, on terms reasonably satisfactory to the parties, before the Notary.

(iv)                           Holdco, the Relevant Purchaser and any relevant third party shall execute, if necessary under the existing agreements, an assignment or novation agreement on terms reasonably satisfactory to the parties.

(v)                              Holdco shall deliver to the Relevant Purchaser as many Third Party Consents as the Holdco may have obtained.

2.2.5                   United Kingdom

Holdco shall deliver or make available to the Relevant Purchaser the following to the extent they relate to Amen Ltd:

(i)                                  transfers of the relevant Shares duly executed by the registered holders in favour of the Relevant Purchaser, accompanied by the relative share certificate (or an express indemnity in a form satisfactory to the Relevant Purchaser in the case of any certificate found to be missing);

(ii)                               duly executed transfers of the Business Assets, together with the relative documents of title and the relevant Third Party Consents;

(iii)                            assignments and novations in such form as may be agreed by Holdco and the Relevant Purchaser (duly executed as a deed by Holdco, any third party and, if so reasonably required by Holdco, the Relevant Purchaser) together with the relative documents of title and such Third Party Consents as Holdco may have obtained;

(iv)                           assignments of Registered Intellectual Property to the extent it has been possible to prepare and execute these by Closing; and

(v)                              those Business Assets which are capable of transfer by delivery.

2.2.6                   Netherlands

(i)                                  VIA Inc and Holdco shall transfer the relevant Shares in VIA NET.WORKS Europe Holding B.V. (“VIA Holding B.V.”) to the Relevant Purchaser, the Relevant Purchaser shall accept the transfer, and VIA Inc and Holdco shall procure that Via Holding B.V. acknowledges the transfer, the foregoing to be effected by execution by VIA Inc, the Relevant Purchaser and VIA Holding B.V., before a civil law notary, of notarial deeds of transfer on terms reasonably satisfactory to the parties.

(ii)                               Holdco shall transfer the relevant Shares in PSINet Netherlands B.V. to the Relevant Purchaser, the Relevant Purchaser shall accept the transfer and Holdco shall procure that PSINet Netherlands B.V. acknowledges the transfer, the foregoing to be effected by execution by Holdco, the Relevant Purchaser and PSINet Netherlands B.V., before a civil notary of notarial deeds of transfer on terms satisfactory to the parties.

(iii)                            The Seller shall transfer to the Relevant Purchaser all property (other than Intellectual Property) forming part of the Business Assets by execution by the Seller and Relevant Purchaser before a civil law notary of notarial deeds of transfer of registered property on terms reasonably satisfactory to the parties.

(iv)                           To the extent that they are not held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), the Moveable Assets (including Computer Systems where appropriate) shall be transferred to the Relevant Purchaser on the Closing Date by the Seller delivering the assets to the Relevant Purchaser or giving the Relevant Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the Relevant Purchaser’s full disposal. The Seller shall also deliver to the Relevant Purchaser all evidence of ownership of the Business Assets referred to in this paragraph (iv).

(v)                              Those Business Assets referred to in paragraph (iv) above which are held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), shall be transferred to the Relevant Purchaser on the Closing Date by virtue of this Agreement (which shall constitute a deed as required under Dutch law) and by written notices from the Seller, given also on behalf of the Relevant Purchaser, to the said third parties that the latter shall from then on hold the said Business Assets for the Relevant Purchaser, such notices to be delivered to the third parties by the Seller on or before the Closing Date.

(vi)                           The Business Intellectual Property shall be transferred to the Relevant Purchaser by assignments in respect of Registered Intellectual Property and an assignment in Agreed Terms in respect of all other Intellectual Property.

(vii)                        The benefit of the Claims (other than Claims in order or bearer form) and all other rights referred to in the Agreement (other than rights in order or bearer form), including without limitation all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities, shall, to the extent permitted by law, be transferred on the Closing Date to the Relevant Purchaser by virtue of this Agreement. The Sellers shall give written notice to the affected third parties of the foregoing transfer on or before the Closing Date.

(viii)                     Those Claims and other rights referred to in the Agreement that are in order or bearer form shall be transferred by the Seller to the Relevant Purchaser by delivery and, where required, endorsement, to the Relevant Purchaser of the documents in which such Claims and other rights are established.

(ix)                             The rights and obligations of the Sellers’ Group arising under the Contracts which require Third Party Consents that have not been obtained by the Closing Date (the foregoing not detracting from any obligation of the Seller or right of the Relevant Purchaser under this Agreement), shall be transferred to the Relevant Purchaser on the terms set out in Schedule 3.

(x)                                In respect of any Contract in respect of which the required Third Party Consent was obtained prior to signature of this Agreement, the rights and obligations of the Seller’s Group under such Contract shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by virtue of this Agreement which shall constitute a deed of assignment as required under Dutch law. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of this assignment by written notice delivered on the Closing Date.

(xi)                             The rights and obligations of the Sellers’ Group under the Contracts in respect of which the required Third Party Consents are obtained after signature of this Agreement but prior to Closing, shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by the Seller and the Relevant Purchaser executing Local Transfer Documents in the form of a deed of assignment on terms reasonably satisfactory to the parties. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of the foregoing transfer by written notice delivered on the Closing Date.

2.2.7                   United States

The Relevant Purchaser shall deliver or make available to VIA Inc. a receipt for the stock certificates delivered pursuant to item (i) below.

VIA Inc. shall deliver or make available to the Relevant Purchaser the following to the extent they relate to VIA NET.WORKS U.S.A., Inc. (“VIA USA”):

(i)                                  stock certificates for the relevant Shares, each accompanied by a stock power duly executed by the registered holder of such Shares, in favour of the Purchaser;

(ii)                               duly executed transfers of the Business Assets, together with the relative documents of title and the relevant Third Party Consents;

(iii)                            assignments of Registered Intellectual Property in accordance with Schedule 4 to the extent it has been possible to prepare and execute these by Closing;

(iv)                           assignments and novations in such form as may be agreed by VIA Inc. and the Purchaser (duly executed by VIA Inc. and any third party whose signature is reasonably requested by the Purchaser or VIA Inc.) together with the relative documents of title and such Third Party Consents as VIA Inc may have obtained; and

(v)                              a certificate stating that VIA Inc (a) owns 100% of the outstanding issued share capital of VIA USA, (b) consents to the shares held in VIA USA being transferred and (c) waives any rights it may have under Article XI.B of the Charter of VIA USA as a result of the transfer.

3                                      Further Obligations in Addition to Transfer

3.1                            General Obligations

The Seller shall deliver or make available to the Relevant Purchasers the following in each case to the extent applicable and required under the laws of the respective jurisdiction of the Group Companies:

3.1.1                   the written resignations on terms reasonably satisfactory to the parties (and legalised by a notary where required) of each of the persons named in Schedule 3 from the office or position specified in Schedule 3, to take effect on Closing;

3.1.2                   evidence that all persons referred to in 3.1.1 above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as the Relevant Purchasers may specify, to take effect on Closing;

3.1.3                   if practicable, the Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned to take effect on the Closing Date, with acknowledgements signed by each of them in a form satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.4                   irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchasers may reasonably require) executed by each of the holders of the Shares in favour of the Relevant Purchasers or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to the Shares and to appoint proxies for this purpose with an express undertaking of the holder of the Shares not to exercise such voting and other rights attached to the Shares;

3.1.5                   written waivers or consents in relation to pre-emption rights as the Relevant Purchasers may reasonably require signed by shareholders of the Companies to enable the Relevant Purchasers or its nominees to be registered as holder of the Shares;

3.1.6                   releases or waivers on terms reasonably satisfactory to the parties in respect of the Encumbrances affecting any of the Shares, or any of the Business Assets;

3.1.7                   any releases which the parties have obtained under Clause 7.4;

3.1.8                   in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up-to-date), including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.9                   in each case where the said information is not at the Properties all other books, records and other information relating primarily to the Group Companies or the VIA Operations (save for books, records and other information which the Seller is required by law to retain) and all information relating to customers, suppliers, agents and distributors and other information relating primarily to the Group Companies or the VIA Operations (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies, or, at the Seller’s option, originals of any such books, records, documents or other information in the possession or control of the Seller which relate only in part to the Group Companies or the VIA Operations and which the Relevant Purchasers may reasonably require;

3.1.10            evidence as to:

(i)                                  the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1;

(ii)                               the acceptance by shareholders of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.3; and

(iii)                            the approval by the shareholders or the directors of the transfer of the Shares or the sale of the VIA Operations to the Relevant Purchasers,

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned;

3.1.11            evidence reasonably satisfactory to the Relevant Purchasers of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts);

3.1.12            other requirements, e.g. certified copies of board resolutions changing registered office, changing accounting reference date, changing constitutional documents; and

3.1.13            all original deeds and documents relating to any Group Company’s interests in or title to the Properties to the extent the same are not in the possession or under the control of the relevant Group Company.

Schedule 7
Warranties given under Clause 8.1

1                                      Corporate Information

1.1                            The Shares and the Group Companies

1.1.1                   The Relevant Seller listed in Schedule 1:

(i)                                  is the sole legal and beneficial owner of the Shares listed opposite the name of that Seller in Schedule 1; and

(ii)                               has the right to exercise all voting and other rights over the Shares.

1.1.2                   The Shares comprise the whole of the issued share capital of the Companies, have been properly and validly issued and are each fully paid.

1.1.3                   The shareholders specified in paragraph 2 of Schedule 2:

(i)                                  are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)                               have the right to exercise all voting and other rights over such shares.

1.1.4                   The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5                   No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6                   There are no Encumbrances on the shares in any Group Company.

1.1.7                   No third party consents are required for the transfer of the Shares pursuant to this Agreement other than the approval of VIA Stockholders as referred to in Clause 4.1.

1.1.8                   No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 2.

1.1.9                   The particulars contained in Schedule 2 are true and accurate.

1.2                            Constitutional Documents, Corporate registers and minute books

1.2.1                   The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2                   The register of members and minute books for meetings of members required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)                                  are up-to-date;

(ii)                               are maintained in accordance with applicable law; and

(iii)                            contain complete and accurate records of all matters required to be dealt with in such books and register,

in each case in all material respects.

1.2.3                   All registers of members and minute books of the Group Companies are in the possession (or under the control) of the Sellers, the relevant Group Company or legal counsel to the relevant Group Company and no written notice or allegation that any of such books and records is incorrect or should be rectified has been received.

2                                      Accounts

2.1                            Consolidated Accounts

The Consolidated Accounts have been prepared in accordance with applicable law and with US GAAP at the Accounts Date so as to give a true and fair view of the state of affairs of the VIA Group and the Group Companies taken as a whole at the Accounts Date and of the profits or losses for the period concerned.

2.2                            Solus Accounts

The Solus Accounts have been prepared in accordance with applicable law and with the accounting principles, standards and practices generally accepted at 31 December 2003 in the jurisdiction in which the relevant Group Company is incorporated so as to give a true and fair view of the state of affairs of each Group Company for which Solus Accounts have been prepared at 31 December 2003 and of the profits or losses for the period concerned.

2.3                            Management Accounts

2.3.1                   The unaudited management accounts relating to the Group Companies for the two (2) month period ended 28 February 2005 (the “Management Accounts” and the “Management Accounts Date”, respectively), a copy of which is included in the Data Room under the folder entitled “VIA Inc”, have been prepared on bases consistent in all material respects with those employed in the preparation of the Consolidated Accounts, as adjusted for US GAAP.

2.3.2                   The Management Accounts do not materially misstate the assets and liabilities of the Group as at the Management Accounts Date nor the profits or losses of the Group for the period concerned having regard to the purposes for which they have been prepared.

3                                      Financial Obligations

3.1                            Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements outstanding or available to the Group Companies are given in the Disclosure Letter and/or the Data Room.

3.2                            Guarantees

Other than in the ordinary and usual course of business or pursuant to this Agreement or the Finance Documents, there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1                   by any Group Company; or

3.2.2                   for the benefit of any Group Company.

4                                      Assets

4.1                            The Properties

4.1.1                   No Group Company owns any real property.

4.1.2                   True and complete copies of all leases with a rental cost in excess of EUR 75,000 per lease relating to office and data centres relevant to any Group Company’s are contained in the Data Room.

4.1.3                   Each Property has the benefit of such rights in the document entitled “Real Property Leasehold Interest Summary Relating to Offices and Data Centres” and easements as are necessary for the existing use of the Property.

4.1.4                   There is no outstanding notice or dispute involving the relevant Group Company and any third party as to the occupation or use of any Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at that Property.

4.2                            Leases

Where any Property is leased by a Group Company:

4.2.1                   there is no subsisting breach (other than non or late payment of rent and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property, on the part of the relevant landlord or the Group Company, which would have a material adverse effect on the business of the relevant Group Company carried on at the Property.

4.2.2                   there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

4.3                            Ownership of Assets

All tangible assets included in the Accounts or acquired by any of the Group Companies since the Accounts Date, excepting rights and retention of title arrangements arising by operation of law or in the ordinary and usual course of business (such as leasing arrangements):

4.3.1                   are legally and beneficially owned by the Group Companies;

4.3.2                   are, where capable of possession, in the possession or under the control of the relevant Group Company except Customer Premises Equipment, situated at customer sites or physical points of presence and assets owned by the Group Companies at physical points of presence;

4.3.3                   are free from Encumbrances other than Permitted Encumbrances (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances);

4.3.4                   are not the subject of any factoring arrangement, conditional sale or credit agreement.

5                                      Intellectual Property and Information Technology

5.1                            Ownership etc.

5.1.1                   All of the Business Intellectual Property and the Material Group IP is:

(i)                                  legally owned, licensed to or used under the authority of the owner by the Seller, in the case of the Business Intellectual Property; or

(ii)                               legally owned by, licensed to or used under the authority of the owner by the Group Companies, in the case of the Material Group IP.

Copies of all such licences and authorities (excluding any shrink-wrap licences for computer software and domain names) are included in the Data Room.

5.1.2                   The Material Group IP and the Business Intellectual Property in each case owned by the Group Companies or the Sellers as the case may be is:

(i)                                  not being infringed, attacked or opposed by any person;

(ii)                               not licensed to a third party other than pursuant to an agreement identified in the Data Room, to end users in the ordinary course of business under end user license agreements or except as set out in the Disclosure Letter; and

(iii)                            not subject to any Encumbrance other than a Permitted Encumbrance (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances).

5.1.3                   The Data Room lists all Registered Intellectual Property:

(i)                                  forming part of the Business Intellectual Property; or

(ii)                               owned by a Group Company and forming part of the Group Intellectual Property.

5.1.4                   The document entitled “Business Intellectual Property” contained in the Data Room lists all unregistered trade marks:

(i)                                  forming part of the Business Intellectual Property; or

(ii)                               owned by a Group Company and forming part of the Group Intellectual Property and which in each case is, material to the business of the Group.

5.2                            Licences

The:

5.2.1                   Licence Agreements; and

5.2.2                   all licences and agreements relating to the Material Group IP are included in the Data Room,

(including all amendments, novations, supplements or replacements to those licences and agreements) are in full force and effect, no notice having been given on either side to terminate them and the obligations of all parties have been fully complied with.

5.3                            Employee Rights

Except as set out in the Data Room, there are no outstanding claims against any Group Company or the Seller under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

5.4                            Infringement

5.4.1                   Excluding patents and similar rights, the processes employed and the products and services dealt in by:

(i)                                  the Seller in relation to or in connection with the business of the Group; and

(ii)                               each Group Company,

do not use, embody or infringe any rights or interests of any third party in Intellectual Property (other than those licensed to the Seller or the Group Companies pursuant to the agreements described at paragraph 5.2 above) which would have a material adverse effect on the business of the Group.

5.4.2                   Excluding patents and similar rights, no written notice of any claims of infringement of rights or interests, in each case of the nature referred to in 5.4.1, has been received by any Group Company or member of the VIA Group.

5.5                            Sufficiency

The Business Intellectual Property and the Group Intellectual Property comprise sufficient rights and interests in Intellectual Property reasonably necessary for the carrying on of the business of the Group in the manner and to the extent carried on as at the date hereof.

5.6                            Other Provisions

5.6.1                   The Data Room contains a full list of domain names under the folder entitled “Domain Names” which are:

(i)                                  included in the Business Intellectual Property; or

(ii)                               registered in the name of any Group Company and included in the Group Intellectual Property.

5.6.2                   No action has been knowingly taken by the Seller or any Group Company to damage or otherwise adversely affect the reputation or goodwill associated with any unregistered trade mark identified in set out in the document entitled “Business Intellectual Property” contained in the Data Room.

5.7                            Computer Systems

5.7.1                   In relation to the Seller’s Computer Systems and the Group Companies’ Computer Systems:

(i)                                  the present capacity, capability, functionality and performance of the Computer Systems are sufficient to satisfy the business requirements of the Group Companies as at the date hereof;

(ii)                               there are no performance reductions or breakdowns of, or logical or physical intrusions to, any Computer Systems or losses of data which are having a material adverse effect on the business of the Group;

(iii)                            each of the Computer Systems are owned by, leased by or licensed to the relevant Group Company;

(iv)                           the Data Room contains accurate details of the Group’s current procedures with a view to security of the Computer Systems and data stored on them;

(v)                              the data storage capability, functionality and performance of the Computer Systems are sufficient in all material respects to conduct the Group’s business (as it is now conducted);

(vi)                           the Group Companies have full and unrestricted access to and use of the Computer Systems and no third party agreements or consents are required to enable the Group Companies to continue such access and use following Closing; and

(vii)                        all material services relating to, and licences of, Computer Services are provided under written contracts with the Group (including maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements)) and true copies of which are included in the Data Room.

5.7.2                   The Computer Systems are sufficient for the purposes of carrying on the business of the Group in the manner and to the extent carried on as at the date hereof.

5.7.3                   All the operating data of the Group Companies (being data materially required for the Group Companies to be able to provide services to their customers, to bill such customers, pay their suppliers, manage and compensate their employees and maintain internal and external e-mail communications systems for their employees) has been regularly archived in soft copy form.

5.7.4                   The Group Company has in its unencumbered possession or has unrestricted access to up-to-date and accurate source code for all material bespoke software which has been written or produced in-house by the Group.

5.7.5                   Copies of all licences and escrow agreements relating to software material to the Group, either individually or in the aggregate, are included in the Data Room. The licences of such software have been complied with by the relevant Group Company in all material respects in the operation of the business of the Group and any restrictions in those licences do not materially and adversely affect the present conduct of the business of the Group.

5.8                            Data Protection

5.8.1                   No written notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or any equivalent notice) has been received by any of the Group Companies or the Seller from any competent data protection authority.

5.8.2                   No Group Company or the Seller is involved in a dispute with an individual in respect of any infringement or alleged infringement of any applicable data protection legislation and no Group Company or the Seller has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous 12 months.

5.8.3                   There is no outstanding court order against any Group Company or the Seller in respect of the rectification or erasure of personal data.

6                                      Contracts

6.1                            Contracts

No Group Company is a party to or subject to any Material Contract which:

6.1.1                   is not in the ordinary and usual course of business;

6.1.2                   is not on an arm’s length basis;

6.1.3                   is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 36 months after the date on which it was entered into or undertaken;

6.1.4                   restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group.

6.2                            Joint Ventures etc.

Except as disclosed in the Data Room, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3                            Agreements with Connected Parties

6.3.1                   There are no existing contracts, and have not been since 1 January 2004 any contracts, between, on the one hand, any Group Company and, on the other hand, the Seller or any other member of the VIA Group other than on normal commercial terms in the ordinary and usual course of business or which cannot be terminated on less than 30 days notice and other than those contracts included in the Data Room.

6.3.2                   The Seller is not nor is any Group Company party to any contract material to the business of the Group, with any current or former employee or current or former director or officer of any such Group Company or the Seller or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.4                            Material Contracts

6.4.1                   All the Material Contracts to which a Group Company is party are in full force and effect and other than the late or non-payment of monies owing, have been duly complied with by the relevant Group Company in all material respects and nothing has occurred whereby any of them is subject to early termination or which has given rise to a material claim in damages under any of them by any party to any of them.

6.4.2                   Copies of all Contracts and Material Contracts are contained in the Data Room.

6.4.3                   The transactions contemplated by this Agreement will not result in a material breach of, or give any third party a right to terminate any Material Contract.

7                                      Employees and Employee Benefits

7.1                            Employees and Terms of Employment

7.1.1                   The Data Room contains details, in relation to each Group Company and the VIA Operations, of:

(i)                                  the total number of the Employees;

(ii)                               the salary and other benefits, period of continuous employment, location, grade, age and notice period of each Employee; and

(iii)                            the terms of the contract of employment of each Senior Employee.

7.2                            Termination of Employment

7.2.1                   Since 31 December 2004 no Senior Employee has given or received notice terminating his or her employment.

7.2.2                   In relation to any claim received by a Group Company, no liability which remains undischarged has been incurred by any Group Company or the Seller for:

(i)                                  breach of any contract of employment with any Employee; or

(ii)                               breach of any statutory employment right.

7.2.3                   Except as provided, reflected or noted in Management Accounts, neither the Seller nor any Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any Employee or former employee employed by the Group Company or the Seller with regard to the VIA Operations since 31 December 2004 or any dependant of such Employee or former employee in connection with the proposed termination or suspension of employment of any such Employee or former employee.

7.3                            Works Councils and Employee Representative Bodies

The Data Room contains details of all work councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Employees.

7.4                            Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between the Group Companies and the Seller and trade unions or representative bodies.

7.5                            Bonus or other Profit-related Schemes

There are contained in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or other workers or former employees or other former workers of the Group Companies or the Seller since 31 December 2003 together with details of all awards allocated and options granted by each Group Company.

7.6                            Group Retirement Benefit Arrangements

The Group Companies are in compliance with the terms of any retirement, death, disability or life assurance benefits provided to Employees in all material respects and the Data Room contains copies of all such forms as are material in the context of the Group.

8                                      Legal Compliance

8.1                            Licences and Consents

To the extent that either of the Sellers or any Group Company is solely responsible for obtaining them, all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Group as carried on at the date hereof have been obtained, are in force and are being complied with in all material respects.

8.2                            Compliance with Laws

8.2.1                   Each Group Company and the Seller is conducting, and during the two year period prior to Closing or, if shorter, the period since the relevant Group Company was acquired by the Seller’s Group, has conducted, the business of the Group in material compliance with applicable laws and regulations in each country in which the business of the Group is carried on except where such non-compliance does not materially and adversely effect the present conduct of the business of the Group.

8.2.2                   There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or the Seller or any person for whose acts or defaults it may be vicariously liable which would have a material adverse effect upon the business of the Group.

8.2.3                   No Group Company or the Seller has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

9                                      Litigation

9.1                            Current Proceedings

Except as set out in the Data Room, no Group Company nor either Seller is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds $20,000) which would have a material adverse effect on the business of the Group.

9.2                            Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance has been threatened in writing by or against any Group Company or the Seller (or any person for whose acts or defaults a Group Company or the Seller may be vicariously liable) which would have a material adverse effect on the business of the Group.

9.3                            Circumstances likely to lead to claims

The Seller has not received any written notice of any investigation, disciplinary proceeding or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material adverse effect on the business of the Group.

9.4                            Disputes with Creditors

Material particulars of all disputes (other than those relating solely to the late payment or non-payment of monies due) between each Group Company and its creditors in respect of amounts of $100,000 or more due to such creditors are set out in the Disclosure Letter or in the Data Room.

10                               Insurance

10.1                     Particulars of Insurances

Copies of all documentation relating to the insurance policies of the Group Companies in the possession of the Seller and material to the business of the Group are contained in the Data Room.

10.2                     Insurance Claims

10.2.1            Details of all outstanding insurance claims in excess of $100,000 made during the past twelve (12) months are contained in the Disclosure Letter or the Data Room.

10.2.2            No circumstances exist which are likely to give rise to any insurance claim in excess of $100,000.

11                               Tax

11.1                     Company Residence

Each Group Company has been resident for tax purposes in its country of incorporation and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

11.2                     Returns and Information

11.2.1            All registrations, returns, computations, notices and information which are or have been required to be made or given in the previous twelve months by each Group Company for any Taxation purpose (i) have been made or given on a proper basis and are up-to-date and correct and (ii) no written notice has been received by any Group Company of any dispute with any Tax Authority.

11.2.2            Each Group Company has maintained all records required to be maintained for Taxation purposes or which may be required to calculate any Taxation payable or the amount of any Taxation Benefit.

11.3                     Payment of Taxation

11.3.1            In the two years prior to the date hereof, each Group Company has paid all Taxation which it is or has been liable to pay or account for and the due date for payment of which has fallen prior to the date hereof and has not received any written notice that it is liable to any fine, penalty, surcharge or interest in connection with Taxation that remains outstanding.

11.3.2            In the two years prior to the date hereof, each Group Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Tax Authority for the Taxation so deducted or withheld.

11.4                     Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any Group Company and any Tax Authority pursuant to which the relevant Group Company is authorised not to comply with, but for such agreement or arrangement, would be its statutory obligations.

11.5                     Tax Equalisation Payments

11.5.1            No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

11.5.2            No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit (“Taxation Equalisation Payment”), nor is any Taxation Equalisation Payment received by any Group Company liable to be refunded.

11.5.3            There are set out in the Disclosure Letter, with express reference to this paragraph, or the Data Room, full particulars of all surrenders or other transfers of any Taxation Benefit made by any Group Company since the Accounts Date.

12                               Important Business Issues since the Accounts Date

12.1                     Since 31 December 2004:

12.1.1            there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole (other than (i) in connection with the current financial position of the Group to the extent disclosed to the Relevant Purchasers in the Data Room in writing or otherwise publicly available (including without limitation the liquidity of the Group and the individual Group Companies); (ii) a change affecting or likely to affect all companies carrying on business in similar countries in which the Group carries on business); (iii) a material adverse change in stock or other financial markets, interest rates, exchange rates or other general economic conditions; (iv) any matter contained in the Disclosure Letter or the Data Room; or (v) any matter effected pursuant to or in accordance with this Agreement including the change in control of the Group Companies resulting from the sale and purchase of the Shares) and no event, fact or matter has occurred which will give rise to any such change;

12.1.2            no Group Company has acquired, or agreed to acquire, any single capital asset having a value in excess of $100,000;

12.1.3            no Group Company has disposed of, written off, or agreed to dispose of or write off, any capital asset having a value reflected in the Accounts in excess of $100,000 or acquired since the Accounts Date;

12.1.4            except as provided in the Finance Documents, no Group Company has borrowed or raised any money or taken up any financial facilities and no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

12.1.5            no dividend or other payment which is, or could be treated as, a distribution has been declared, paid or made by any Group Company;

12.1.6            except in connection with the transaction contemplated by this Agreement or in the ordinary course of business, no resolution of the shareholders of any Group Company has been passed;

12.1.7            no Group Company has changed its accounting reference date;

12.1.8            no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company; and

12.1.9            no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

12.16              Since the Management Accounts Date no Group Company has sold or agreed to sell a debt at less than its value in the Management Accounts and no debt has been released, deferred, subordinated or written off by any Group Company other than between Group Companies or between Group Companies and the VIA Group.

13                               Disclosure of Information

13.1                     The Data Room has been collated by the Seller in good faith and the Seller has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which is material to the business of the Group.

13.2                     Each document in the Data Room is a true and complete copy of the original of such document.

14                               Authority and Capacity

14.1.1            The Seller and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2            The Seller has the legal right and full power and authority to enter into and subject to the approval of the VIA Shareholders, perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

14.1.3            The documents referred to in paragraph 16.1.2 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

14.1.4            The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

15                               Insolvency etc.

15.1.1            No Group Company or the Seller will be rendered insolvent by any of the transactions contemplated herein or in connection with the Facility Agreement and any related documents (the “Contemplated Transactions”), under the laws of its jurisdiction of incorporation or rendered unable to pay its debts as they fall due.

15.1.2            Immediately after giving effect to the consummation of the Contemplated Transactions, including the receipt of the amounts payable by the Relevant Purchasers under this Agreement for the sale of the Shares (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

15.1.3           For the purposes of paragraph 15.1.2 above:

“Governmental Body” means any:

(i)                                  nation, state, county, city, town, borough, village, district, or other jurisdiction;

(ii)                               federal, state, local, municipal, foreign, or other government;

(iii)                            governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(iv)                           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power;

“insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities;

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or invested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person; and

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

15.1.4            In the twelve month period prior to the date hereof, no Group Company or the Seller has been held in material default by lenders under any debt financing.

15.1.5            No order for the winding up of any Group Company has been made.

15.1.6            No administrator or administrative receiver has been appointed in respect of the assets of the Group Companies.

15.1.7            No steps have been taken to enforce any security over any assets of any Group Company or the Seller and no event has occurred to give the right to enforce such security.

Schedule 8
Working Capital Projections

Schedule 9
Guarantees

PART A

GROUP COMPANY GUARANTEES:

The Sellers shall use their reasonable endeavours to procure on or prior to Closing the release of each relevant Group Company from any guarantees or indemnities (other than any guarantee or indemnity which is an Assumed Liability) given by or binding upon the Group Company in respect of any liability of the Sellers or any other member of the VIA Group. Pending such release, the Sellers shall indemnify the Relevant Purchasers and any Group Companies against all amounts paid by any Group Company pursuant to any such securities, guarantees and indemnities in respect of such liability of the Sellers or any member of the VIA Group.

PART B

VIA CASH COLLATERALIZED GUARANTEES:

With respect to the restricted cash account of VIA NET.WORKS, Inc. and guarantee issued by ING Bank N.V. dated 20/12/2004 in the amount of €200,000 to the credit of VIA NET.WORKS, Inc. in favour of STEAG Energie-Contracting GmbH (“STEAG”) and for the benefit of PSINet Datacenter Germany GmbH concerning the office and Datacenter at Paul-Stern-Str. 63 in Berlin (“VIA STEAG Guarantee”):

The Sellers shall use their reasonable endeavours to procure on or prior to Closing the release and replacement of that certain guarantee and restricted cash account of VIA Inc in the amount of €200,000 in favour of STEAG. If the Sellers have not caused a Group Company to do so prior to Closing, so long as the guarantee and restricted cash account of VIA Inc remains outstanding the Relevant Purchasers shall indemnify the Sellers against all amounts paid by VIA Inc. arising out of the VIA STEAG Guarantee.

VIA GUARANTEES (NON-CASH COLLATERALIZED):

The Relevant Purchasers shall use their reasonable endeavours to procure on or as soon as reasonably practicable following Closing the release of each relevant member of the VIA Group from the guarantees or indemnities given by or binding upon any member of the VIA Group in respect of any liability of the Group Companies including without limitation those set out below. Pending such release, the Relevant Purchasers shall indemnify the Sellers against all amounts paid by any member of the VIA Group pursuant to any such securities, guarantees and indemnities in respect of such liability of the Group Companies.

a.  Guaranty from VIA Inc dated 21 May 2004 in favour of Schuberg Philis B.V. in respect of the obligations of VIA NET.WORKS Europe Holding B.V. under the Master Services Agreement with Schuberg Philis dated 19 May 2004.

b.  Guarantee from VIA Inc dated 10 December 2004 in favour of Metrolinx Sarl in respect of the obligations of PSINet Switzerland Sarl under the lease agreement dated 17 October 2003.

c.  Declaration dated as of 1 April 2005 in favour of VIA NET.WORKS (Schweiz) A.G. in relation to the Amendment Number Three and the related existing agreements between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004, with guarantees extended by VIA Inc. and VIA NET.WORKS Europe Holding B.V.

d.  Amendment Number Three between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004

e.  Indemnity from VIA NET.WORKS Holdco, Inc. in favour of Alfa Accountants in respect of claims from the Dutch treasury and the UWV arising out of the agreement of PSINet Netherlands BV to provide certain hosting services to Alfa Accountants.

f.  Guarantee, indemnity and/or joint liability by VIA Inc. of obligations of Group Companies arising under agreements between VIA Inc and each of the following entities: (i) (i) Watchguard Technologies, Inc., (ii) GRIC Communications, Inc. and (iii) Melbourne IT Ltd. (IMWW), which shall be released upon novation or assignment of the agreements pursuant to Clause 2.3.1(iv) and Schedule 3 of this Agreement.

VIA SUPPORT AND COMFORT LETTERS

At the Closing, the Relevant Purchasers shall deliver a letter of support to the directors of

VIA NET.WORKS France SAS,

VIA NET.WORKS France Holding SA,

PSINet Germany GmbH

PSINet Datacenter Germany GmbH

VIA NET.WORKS Deutschland GmbH

PSINet Switzerland Sarl

VIA NET.WORKS Espana S.L.

in respect of the present and future liabilities of those companies in replacement and substitution of letters of support and comfort from the Relevant Sellers

Table of Contents

Contents

1	Interpretation

2	Agreement to Sell the Group

3	Consideration

4	Conditions

5	Pre-Closing

6	Closing

7	Post-Closing Obligations

8	Warranties

9	Limitation of Seller’s Liability

10	Intellectual Property

11	Confidentiality

12	Other Provisions

Schedule 1 Part 1 Details of the Shares etc. (Clause 1.1)

Schedule 2 Companies and Subsidiaries

Schedule 3 Contracts (Clause 2.3.1(iv))

Schedule 4 Employees (Clause 2.4)

Schedule 5 VAT

Schedule 6 Closing Obligations

Schedule 7 Warranties given under Clause 8.1

Schedule 8 Working Capital Projections

Schedule 9 Guarantees